Exhibit 99.1

Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2021 and 2020, and for Each of the
Three Years in the Period Ended December 31, 2021

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2021	2020
Assets
Cash and cash equivalents	$4,544	$4,945
Receivables	47	137
Inventories:
Leaf tobacco	744	844
Other raw materials	166	200
Work in process	23	502
Finished product	261	420
	1,194	1,966
Other current assets	298	69
Total current assets	6,083	7,117

Property, plant and equipment, at cost:
Land and land improvements	123	348
Buildings and building equipment	1,422	1,480
Machinery and equipment	2,652	3,010
Construction in progress	235	312
	4,432	5,150
Less accumulated depreciation	2,879	3,138
	1,553	2,012

Goodwill	5,177	5,177
Other intangible assets, net	12,306	12,615
Investments in equity securities ($1,720 million and $1,868 million at December 31, 2021 and 2020, respectively, measured at fair value)	13,481	19,529
Other assets	923	964
Total Assets	$39,523	$47,414

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2021	2020
Liabilities
Current portion of long-term debt	$1,105	$1,500
Accounts payable	449	380
Accrued liabilities:
Marketing	664	523
Settlement charges	3,349	3,564
Other	1,365	1,494
Dividends payable	1,647	1,602
Total current liabilities	8,579	9,063

Long-term debt	26,939	27,971
Deferred income taxes	3,692	4,532
Accrued pension costs	200	551
Accrued postretirement health care costs	1,436	1,951
Other liabilities	283	381
Total liabilities	41,129	44,449
Contingencies (Note 18)
Redeemable noncontrolling interest	—	40
Stockholders’ Equity (Deficit)
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,857	5,910
Earnings reinvested in the business	30,664	34,679
Accumulated other comprehensive losses	(3,056)	(4,341)
Cost of repurchased stock (982,785,699 shares at December 31, 2021 and 947,542,152 shares at December 31, 2020)	(36,006)	(34,344)
Total stockholders’ equity (deficit) attributable to Altria	(1,606)	2,839
Noncontrolling interests	—	86
Total stockholders’ equity (deficit)	(1,606)	2,925
Total Liabilities and Stockholders’ Equity (Deficit)	$39,523	$47,414

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings (Losses)
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2021	2020	2019
Net revenues	$26,013	$26,153	$25,110
Cost of sales	7,119	7,818	7,085
Excise taxes on products	4,902	5,312	5,314
Gross profit	13,992	13,023	12,711
Marketing, administration and research costs	2,432	2,154	2,226
Asset impairment and exit costs	—	(4)	159
Operating income	11,560	10,873	10,326
Interest and other debt expense, net	1,162	1,209	1,280
Net periodic benefit income, excluding service cost	(202)	(77)	(37)
Loss on early extinguishment of debt	649	—	—
(Income) losses from equity investments	5,979	111	(1,725)
Impairment of JUUL equity securities	—	2,600	8,600
Loss on Cronos-related financial instruments	148	140	1,442
Earnings before income taxes	3,824	6,890	766
Provision for income taxes	1,349	2,436	2,064
Net earnings (losses)	2,475	4,454	(1,298)
Net losses attributable to noncontrolling interests	—	13	5
Net earnings (losses) attributable to Altria	$2,475	$4,467	$(1,293)
Per share data:
Basic and diluted earnings (losses) per share attributable to Altria	$1.34	$2.40	$(0.70)

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings (Losses)
(in millions of dollars)
_______________________

for the years ended December 31,	2021	2020	2019
Net earnings (losses)	$2,475	$4,454	$(1,298)
Other comprehensive earnings (losses), net of deferred income taxes:
Benefit plans	808	(228)	(24)
ABI	426	(1,245)	(319)
Currency translation adjustments and other	51	(4)	26
Other comprehensive earnings (losses), net of deferred income taxes	1,285	(1,477)	(317)

Comprehensive earnings (losses)	3,760	2,977	(1,615)
Comprehensive losses attributable to noncontrolling interests	—	13	5
Comprehensive earnings (losses) attributable to Altria	$3,760	$2,990	$(1,610)

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2021	2020	2019
Cash Provided by (Used in) Operating Activities
Net earnings (losses)	$2,475	$4,454	$(1,298)
Adjustments to reconcile net earnings (losses) to operating cash flows:
Depreciation and amortization	244	257	226
Deferred income tax benefit	(1,160)	(164)	(95)
(Income) losses from equity investments	5,979	111	(1,725)
Dividends from ABI	119	108	396
Loss on Cronos-related financial instruments	148	140	1,442
Impairment of JUUL equity securities	—	2,600	8,600
Loss on early extinguishment of debt	649	—	—
Cash effects of changes: (1)
Receivables	(18)	20	(8)
Inventories	57	2	42
Accounts payable	163	53	(79)
Income taxes	(149)	(29)	89
Accrued liabilities and other current assets	165	(15)	11
Accrued settlement charges	(215)	218	(108)
Pension plan contributions	(26)	(33)	(56)
Pension provisions and postretirement, net	(175)	(49)	(52)
Other, net (2)	149	712	452
Net cash provided by (used in) operating activities	8,405	8,385	7,837
Cash Provided by (Used in) Investing Activities
Capital expenditures	(169)	(231)	(246)
Acquisitions of businesses and assets	—	—	(421)
Investment in Cronos	—	—	(1,899)
Proceeds from the Ste. Michelle Transaction, net of cash transferred	1,176	—	—
Other, net	205	88	168
Net cash provided by (used in) investing activities	1,212	(143)	(2,398)
(1) 2021 amounts reflect changes from operations for Ste. Michelle prior to the Ste. Michelle Transaction.
(2) 2020 primarily reflects inventory-related amounts associated with the wine business strategic reset. For further discussion, see Note 5. Asset Impairment, Exit and Implementation Costs.
See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

	for the years ended December 31,	2021	2020	2019
	Cash Provided by (Used in) Financing Activities
	Proceeds from short-term borrowings	$—	$3,000	$—
	Repayment of short-term borrowings	—	(3,000)	(12,800)
	Long-term debt issued	5,472	1,993	16,265
	Long-term debt repaid	(6,542)	(1,000)	(1,144)
	Repurchases of common stock	(1,675)	—	(845)
	Dividends paid on common stock	(6,446)	(6,290)	(6,069)
	Premiums and fees related to early extinguishment of debt	(623)	—	—
	Other, net	(215)	(99)	(119)
	Net cash provided by (used in) financing activities	(10,029)	(5,396)	(4,712)
	Cash, cash equivalents and restricted cash:
	Increase (decrease)	(412)	2,846	727
	Balance at beginning of year	5,006	2,160	1,433
	Balance at end of year	$4,594	$5,006	$2,160
Cash paid:	Interest	$1,189	$1,246	$991
	Income taxes	$2,673	$2,616	$1,977

The following table provides a reconciliation of cash, cash equivalents and restricted cash to the amounts reported on Altria’s consolidated balance sheets:

	at December 31,	2021	2020	2019
	Cash and cash equivalents	$4,544	$4,945	$2,117
	Restricted cash included in other current assets (1)	—	1	—
	Restricted cash included in other assets (1)	50	60	43
	Cash, cash equivalents and restricted cash	$4,594	$5,006	$2,160
(1) Restricted cash consisted of cash deposits collateralizing appeal bonds posted by PM USA to obtain stays of judgments pending appeals. See Note 18. Contingencies.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity (Deficit)
Balances, December 31, 2018	$935	$5,961	$43,962	$(2,547)	$(33,524)	$2	$14,789
Net earnings (losses) (1)	—	—	(1,293)	—	—	(7)	(1,300)
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(317)	—	—	(317)
Stock award activity	—	9	—	—	11	—	20
Cash dividends declared ($3.28 per share)	—	—	(6,130)	—	—	—	(6,130)
Repurchases of common stock	—	—	—	—	(845)	—	(845)
Other (2)	—	—	—	—	—	102	102
Balances, December 31, 2019	935	5,970	36,539	(2,864)	(34,358)	97	6,319
Net earnings (losses) (1)	—	—	4,467	—	—	(16)	4,451
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	(1,477)	—	—	(1,477)
Stock award activity	—	13	—	—	14	—	27
Cash dividends declared ($3.40 per share)	—	—	(6,327)	—	—	—	(6,327)
Other (2)	—	(73)	—	—	—	5	(68)
Balances, December 31, 2020	935	5,910	34,679	(4,341)	(34,344)	86	2,925
Net earnings (losses) (1)	—	—	2,475	—	—	(4)	2,471
Other comprehensive earnings (losses), net of deferred income taxes	—	—	—	1,285	—	—	1,285
Stock award activity	—	24	—	—	13	—	37
Cash dividends declared ($3.52 per share)	—	—	(6,490)	—	—	—	(6,490)
Repurchases of common stock	—	—	—	—	(1,675)	—	(1,675)
Other (2)	—	(77)	—	—	—	(82)	(159)
Balances, December 31, 2021	$935	$5,857	$30,664	$(3,056)	$(36,006)	$—	$(1,606)
(1) Amounts attributable to noncontrolling interests for each of the years ended December 31, 2021, 2020 and 2019 exclude net earnings of $4 million, $3 million and $2 million, respectively, due to the redeemable noncontrolling interest related to Stag’s Leap Wine Cellars, which is reported in the mezzanine equity section on the consolidated balance sheets.
(2) Includes the purchase of an 80% noncontrolling interest in Helix in 2019 and the remaining noncontrolling interest in Helix ROW and Helix in 2020 and 2021, respectively. For additional information, see Note 1. Background and Basis of Presentation.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_______________________________

Note 1. Background and Basis of Presentation
When used in these notes, the term “Altria” refers to Altria Group, Inc. and its subsidiaries, unless the context requires otherwise.
▪Background: At December 31, 2021, Altria’s wholly owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco and is a wholly owned subsidiary of PM USA; UST LLC (“UST”), which through its wholly owned subsidiary U.S. Smokeless Tobacco Company LLC (“USSTC”), is engaged in the manufacture and sale of moist smokeless tobacco products (“MST”) and snus products; Helix Innovations LLC (“Helix”), which operates in the United States and Canada, and Helix Innovations GmbH and its subsidiaries (“Helix ROW”), which operate internationally in the rest-of-world, are engaged in the manufacture and sale of on! oral nicotine pouches; and Philip Morris Capital Corporation (“PMCC”), which maintains a portfolio of finance assets, substantially all of which are leveraged leases. Other Altria wholly owned subsidiaries included Altria Group Distribution Company, which provides sales and distribution services to certain Altria operating subsidiaries, and Altria Client Services LLC, which provides various support services in areas such as legal, regulatory, consumer engagement, finance, human resources and external affairs to Altria. Altria’s access to the operating cash flows of its wholly owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. At December 31, 2021, Altria’s significant wholly owned subsidiaries were not limited by contractual obligations in their ability to pay cash dividends or make other distributions with respect to their equity interests.
In October 2021, UST sold its subsidiary, International Wine & Spirits Ltd. (“IWS”), which included Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”), to an entity controlled by investment funds managed by Sycamore Partners Management, L.P. in an all-cash transaction with a net purchase price of approximately $1.2 billion and the assumption of certain liabilities of IWS and its subsidiaries (the “Ste. Michelle Transaction”).
In 2019, Helix acquired Burger Söhne Holding and its subsidiaries as well as certain affiliated companies that are engaged in the manufacture and sale of on! oral nicotine pouches. At closing, Altria owned an 80% interest in Helix, for which Altria paid $353 million. At December 31, 2021, Altria owned 100% of the global on! business as a result of transactions in December 2020 and April 2021 to purchase the remaining 20% interest in (i) Helix ROW and (ii) Helix, respectively. The total purchase price of the December 2020 and April 2021 transactions was approximately $250 million.
At December 31, 2021, Altria’s investments in equity securities consisted of Anheuser-Busch InBev SA/NV (“ABI”), Cronos Group Inc. (“Cronos”) and JUUL Labs, Inc. (“JUUL”). Altria accounts for its investments in ABI and Cronos under the equity method of accounting using a one-quarter lag. Altria accounts for its equity investment in JUUL under the fair value option.
For further discussion of Altria’s investments in equity securities, see Note 6. Investments in Equity Securities.
▪Basis of Presentation: The consolidated financial statements include Altria, as well as its wholly owned and majority-owned subsidiaries. Investments in equity securities in which Altria has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting or the fair value option. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, impairment and fair value evaluations for equity investments, marketing programs and income taxes. Actual results could differ from those estimates.
Certain immaterial prior year amounts have been reclassified to conform with the current year’s presentation.
On January 1, 2021, Altria adopted Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU No. 2019-12”). This guidance removes certain exceptions for investments, intraperiod allocations and interim calculations, and adds guidance to reduce complexity in accounting for income taxes. The adoption of ASU No. 2019-12 did not have a material impact on Altria’s consolidated financial statements.
Additionally, on January 1, 2021, Altria adopted ASU No. 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815): Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (“ASU No. 2020-01”). This guidance provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The adoption of ASU No. 2020-01 did not have a material impact on Altria’s consolidated financial statements.

Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization and Impairment Testing: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods up to 25 years, and buildings and building improvements over periods up to 50 years. Definite-lived intangible assets are amortized over their estimated useful lives up to 25 years.
Altria reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. Altria performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If Altria determines that an impairment exists, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal. Altria also reviews the estimated remaining useful lives of long-lived assets whenever events or changes in business circumstances indicate the lives may have changed.
Altria conducts a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require Altria to perform an interim review. Altria has the option of first performing a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative impairment test. If necessary, Altria will perform a single step quantitative impairment test. Additionally, Altria has the option to unconditionally bypass the qualitative assessment and perform a single step quantitative assessment. If the carrying value of a reporting unit that includes goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and the fair value of a reporting unit, but is limited to the total amount of goodwill allocated to a reporting unit. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, the intangible asset is considered impaired and is reduced to fair value in the period identified.
▪Derivative Financial Instruments: Altria enters into derivatives to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. Altria uses various types of derivative financial instruments, including forward contracts, options and swaps.
Derivative financial instruments are recorded at fair value on the consolidated balance sheets as either assets or liabilities. Derivative financial instruments that qualify for hedge accounting are designated as either fair value hedges, cash flow hedges or net investment hedges at the inception of the contracts. For fair value hedges, changes in the fair value of the derivative, as well as the offsetting changes in the fair value of the hedged item, are recorded in the consolidated statements of earnings (losses) each period. For cash flow hedges, changes in the fair value of the derivative are recorded each period in accumulated other comprehensive earnings (losses) and are reclassified to the consolidated statements of earnings (losses) in the same periods in which operating results are affected by the respective hedged item. For net investment hedges, changes in the fair value of the derivative or foreign currency transaction gains or losses on a nonderivative hedging instrument are recorded in accumulated other comprehensive earnings (losses) to offset the change in the value of the net investment being hedged. Such amounts remain in accumulated other comprehensive earnings (losses) until the complete or substantially complete liquidation of the underlying foreign operations occurs for investments in foreign entities accounted for under the equity method of accounting. Cash flows from hedging instruments are classified in the same manner as the respective hedged item in the consolidated statements of cash flows.
To qualify for hedge accounting, the hedging relationship, both at inception of the hedge and on an ongoing basis, is expected to be highly effective at offsetting changes in the fair value of the hedged risk during the period that the hedge is designated. Altria formally designates and documents, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective, the strategy for undertaking the hedge transaction and method for assessing hedge effectiveness. Additionally, for qualified hedges of forecasted transactions, if it becomes probable that a forecasted transaction will not occur, the hedge would no longer be considered effective and all of the derivative gains and losses would be recorded in the consolidated statement of earnings (losses) in the current period.
For financial instruments that are not designated as hedging instruments or do not qualify for hedge accounting, changes in fair value are recorded in the consolidated statement of earnings (losses) each period. Altria does not enter into or hold derivative financial instruments for trading or speculative purposes.
▪Employee Benefit Plans: Altria provides a range of benefits to certain employees and retired employees, including pension, postretirement health care and postemployment benefits. Altria records annual amounts relating to these plans based on calculations specified by GAAP, which include various actuarial assumptions as to discount rates, assumed rates of return on plan assets, mortality, compensation increases, turnover rates and health care cost trend rates.
Altria recognizes the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheets and records as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. The gains or losses and prior service costs or credits recorded as components of other comprehensive earnings (losses) are subsequently amortized into net periodic benefit cost in future years.
▪Environmental Costs: Altria is subject to laws and regulations relating to the protection of the environment. Altria provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria’s consolidated results of operations, capital expenditures, financial position or cash flows. See Note 18. Contingencies - Environmental Regulation.
▪Fair Value Measurements: Altria measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Altria uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:
Level 1Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
▪Guarantees: Altria recognizes a liability for the fair value of the obligation of qualifying guarantee activities. See Note 18. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Altria records a valuation allowance when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Altria determines the realizability of deferred tax assets based on the weight of all available positive and negative evidence. In reaching this determination, Altria considers the character of the assets and the possible sources of taxable income of the appropriate character within the available carryback and carryforward periods available under the tax law.
Altria recognizes the financial statement benefit for uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Altria recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes in its consolidated statements of earnings (losses).
▪Inventories: The last-in, first-out (“LIFO”) method is used to determine the cost of substantially all tobacco inventories. The cost of the remaining inventories is determined using the first-in, first-out (“FIFO”) and average cost methods. Inventories that are measured using the LIFO method are stated at the lower of cost or market. Inventories that are measured using the FIFO and average cost methods are stated at the lower of cost and net realizable value. It is a generally recognized industry practice to classify leaf tobacco and wine inventories as current assets although part of such inventory, because of the duration of the curing and aging process, ordinarily would not be used within one year. The cost of approximately 81% and 59% of inventories at December 31, 2021 and 2020, respectively, was determined using the LIFO method. The increase in LIFO percentage was due to the Ste. Michelle Transaction (as Ste. Michelle accounted for its inventory using FIFO). The stated LIFO amounts of inventories were approximately $0.6 billion lower than the current cost of inventories at December 31, 2021 and 2020.
▪Investments in Equity Securities: Investments in equity securities in which Altria has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method of accounting or the fair value option. The election of the fair value option is irrevocable and is made on an investment by investment basis.
Altria elected to account for its investments in ABI and Cronos under the equity method of accounting. Altria’s share of equity (income) losses and other adjustments associated with these equity investments are included in (income) losses from equity investments in the consolidated statements of earnings (losses). The carrying value for each of Altria’s equity investments in ABI and Cronos is reported in investments in equity securities on the consolidated balance sheets. Equity method investments accounted for under the equity method of accounting are reported at cost and adjusted each period for Altria’s share of (income) losses and dividends paid, if any. Altria reports its share of ABI’s and Cronos’s results using a one-quarter lag because results are not available in time for Altria to record them in the concurrent period. Altria reviews its equity investments accounted for under the equity method of accounting for impairment by comparing the fair value of each of its investments to their carrying value. If the carrying value of an investment exceeds its fair value and the loss in value is other than temporary, the investment is considered impaired and reduced to fair value, and the impairment is recognized in the period identified. The factors used to make this determination include the duration and magnitude of the fair value decline, the financial condition and near-term prospects of the investee, and Altria’s intent and ability to hold its investment until recovery.
Following Share Conversion (as defined in Note 6. Investments in Equity Securities) in the fourth quarter of 2020, Altria elected to account for its equity investment in JUUL under the fair value option. Under this option, any cash dividends received and any changes in the fair value of the equity investment in JUUL, which is calculated quarterly using level 3 fair value measurements, are included in (income) losses from equity investments in the consolidated statements of earnings (losses). The fair value of the equity investment in JUUL is included in investments in equity securities on the consolidated balance sheets at December 31, 2021 and 2020. Prior to Altria exercising its right to convert its non-voting shares to voting shares, Altria accounted for its investment in JUUL as an investment in an equity security. Since the JUUL shares did not have a readily determinable fair value, Altria elected to measure its investment in JUUL at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.
▪Litigation Contingencies and Costs: Altria and its subsidiaries record provisions in the consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Litigation defense costs are expensed as incurred and included in marketing, administration and research costs in the consolidated statements of earnings (losses). See Note 18. Contingencies.
▪Marketing Costs: Altria’s businesses promote their products with consumer incentives, trade promotions and consumer engagement programs. These consumer incentive and trade promotion activities, which include discounts, coupons, rebates, in-store display incentives and volume-based incentives, do not create a distinct deliverable and are, therefore, recorded as a reduction of revenues. Consumer engagement program payments are made to third parties. Altria’s businesses expense these consumer engagement programs, which include event marketing, as incurred and such expenses are included in marketing, administration and research costs in Altria’s consolidated statements of earnings (losses). For interim reporting purposes, Altria’s businesses charge consumer engagement programs and certain consumer incentive expenses to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Altria’s businesses generate substantially all of their revenue from sales contracts with customers. While Altria’s businesses enter into separate sales contracts with each customer for each product type, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. All performance obligations are satisfied within one year; therefore, costs to obtain contracts are expensed as incurred and unsatisfied performance obligations are not disclosed. There is no financing component because Altria’s businesses expect, at contract inception, that the period between when Altria’s businesses transfer product to the customer and when the customer pays for that product will be one year or less.
Altria’s businesses define net revenues as revenues, which include excise taxes and shipping and handling charges billed to customers, net of cash discounts for prompt payment, sales returns (also referred to as returned goods) and sales incentives. Altria’s businesses exclude from the transaction price sales taxes and value-added taxes imposed at the time of sale.
Altria’s businesses recognize revenues from sales contracts with customers upon shipment of goods when control of such products is obtained by the customer. Altria’s businesses determine that a customer obtains control of the product upon shipment when title of such product and risk of loss transfers to the customer. Altria’s businesses account for shipping and handling costs as fulfillment costs and such amounts are classified as part of cost of sales in Altria’s consolidated statements of earnings (losses). Altria’s businesses record an allowance for returned goods, based principally on historical volume and return rates, which is included in other accrued liabilities on Altria’s consolidated balance sheets. Altria’s businesses record sales incentives, which consist of consumer incentives and trade promotion activities, as a reduction to revenues (a portion of which is based on amounts estimated as being due to wholesalers, retailers and consumers at the end of a period) based principally on historical volume, utilization and redemption rates. Expected payments for sales incentives are included in accrued marketing liabilities on Altria’s consolidated balance sheets.
Payment terms vary depending on product type. Altria’s businesses consider payments received in advance of product shipment as deferred revenue, which is included in other accrued liabilities on Altria’s consolidated balance sheets until revenue is recognized. PM USA receives payment in advance of a customer obtaining control of the product. USSTC and Helix receive substantially all payments within one business day of the customer obtaining control of the product. Amounts due from customers are included in receivables on Altria’s consolidated balance sheets.

▪New Accounting Guidance Not Yet Adopted: The following table provides a description of issued accounting guidance applicable to, but not yet adopted by, Altria:

Standards	Description	Effective Date for Public Entity	Effect on Financial Statements
ASU 2020-06 Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity	The guidance simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Key provisions of the guidance include reducing the number of accounting models, simplifying the earnings per share calculations and expanding the disclosures related to convertible instruments.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021.	Altria’s adoption of this guidance is not expected to have a material impact on its consolidated financial statements and related disclosures.
ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers	The guidance updates how an entity recognizes and measures contract assets and contract liabilities acquired in a business combination. Acquirers will now account for related revenue contracts in accordance with Topic 606 as if it had originated the contract.	The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022.	Altria is in the process of evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

Note 3. Revenues from Contracts with Customers
Altria disaggregates net revenues based on product type. For further discussion, see Note 15. Segment Reporting.
In 2020, a majority of Altria’s businesses offered cash discounts to customers for prompt payment and calculated cash discounts as a percentage of the list price based on historical experience and agreed-upon payment terms. Beginning in the first quarter of 2021 for USSTC and in the third quarter of 2021 for PM USA, cash discounts were calculated as a flat rate per unit, based on agreed-upon payment terms. Altria’s businesses record receivables net of the cash discounts on Altria’s consolidated balance sheets.
Altria’s businesses that receive payments in advance of product shipment record such payments as deferred revenue. These payments are included in other accrued liabilities on Altria’s consolidated balance sheets until control of such products is obtained by the customer. Deferred revenue was $287 million and $301 million at December 31, 2021 and 2020, respectively. When cash is received in advance of product shipment, Altria’s businesses satisfy their performance obligations within three days of receiving payment. At December 31, 2021 and 2020, there were no differences between amounts recorded as deferred revenue and amounts subsequently recognized as revenue.
Receivables were $47 million and $137 million at December 31, 2021 and 2020, respectively; the decrease was due primarily to the Ste. Michelle Transaction. At December 31, 2021 and 2020, there were no expected differences between amounts recorded and subsequently received, and Altria’s businesses did not record an allowance for doubtful accounts against these receivables.
Altria’s businesses record an allowance for returned goods, which is included in other accrued liabilities on Altria’s consolidated balance sheets. While all of Altria’s tobacco operating companies sell tobacco products with dates relative to freshness as printed on product packaging, it is USSTC’s policy to accept authorized sales returns from its customers for products that have passed such dates due to the limited shelf life of USSTC’s MST and snus products. Altria’s businesses record estimated sales returns, which are based principally on historical volume and return rates, as a reduction to revenues. Actual sales returns will differ from estimated sales returns to the extent actual results differ from estimated assumptions. Altria’s businesses reflect differences between actual and estimated sales returns in the period in which the actual amounts become known. These differences, if any, have not had a material impact on Altria’s consolidated financial statements. All returned goods are destroyed upon return and not included in inventory. Consequently, Altria’s businesses do not record an asset for their right to recover goods from customers upon return.
Sales incentives include variable payments related to goods sold by Altria’s businesses. Altria’s businesses include estimates of variable consideration as a reduction to revenues upon shipment of goods to customers. The sales incentives that require significant estimates and judgments are as follows:
▪Price promotion payments- Altria’s businesses make price promotion payments, substantially all of which are made to their retail partners to incent the promotion of certain product offerings in select geographic areas.
▪Wholesale and retail participation payments- Altria’s businesses make payments to their wholesale and retail partners to incent merchandising and sharing of sales data in accordance with each business’s trade agreements.
These estimates primarily include estimated wholesale to retail sales volume and historical acceptance rates. Actual payments will differ from estimated payments to the extent actual results differ from estimated assumptions. Differences between actual and estimated payments are reflected in the period such information becomes available. These differences, if any, have not had a material impact on Altria’s consolidated financial statements.

Note 4. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, by segment were as follows at December 31:

	Goodwill		Other Intangible Assets, net
(in millions)	2021	2020	2021	2020
Smokeable products	$99	$99	$3,017	$3,044
Oral tobacco products	5,078	5,078	9,129	9,164
Wine	—	—	—	237
Other	—	—	160	170
Total	$5,177	$5,177	$12,306	$12,615
Other intangible assets consisted of the following at December 31:

	2021		2020
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,443	$—	$11,676	$—
Definite-lived intangible assets	1,260	397	1,275	336
Total other intangible assets	$12,703	$397	$12,951	$336
At December 31, 2021, substantially all of Altria’s indefinite-lived intangible assets consist of MST and snus trademarks ($8.8 billion) and cigar trademarks ($2.6 billion) from Altria’s 2009 acquisition of UST and 2007 acquisition of Middleton, respectively. Definite-lived intangible assets, which consist primarily of intellectual property, certain cigarette trademarks and customer relationships, are amortized over a weighted-average period of 20 years. Pre-tax amortization expense for definite-lived intangible assets during the years ended December 31, 2021, 2020 and 2019, was $72 million, $72 million and $44 million, respectively. Annual amortization expense for each of the next five years is estimated to be approximately $70 million, assuming no additional transactions occur that require the amortization of intangible assets.
The changes in goodwill and net carrying amount of intangible assets were as follows:

	2021		2020
(in millions)	Goodwill	Other Intangible Assets, net	Goodwill	Other Intangible Assets, net
Balance at January 1	$5,177	$12,615	$5,177	$12,687
Changes due to:
Dispositions (1)	—	(237)	—	—
Amortization	—	(72)	—	(72)
Balance at December 31	$5,177	$12,306	$5,177	$12,615
(1) Dispositions related to the Ste. Michelle Transaction. See Note 1. Background and Basis of Presentation.
During 2021 and 2020, Altria’s annual impairment test of goodwill and indefinite-lived intangible assets resulted in no impairment charges.
During 2019, upon completion of Altria’s annual impairment testing of goodwill and other indefinite-lived intangible assets, Altria concluded that goodwill of $74 million in the wine segment was fully impaired as the wine reporting unit was impacted by a slowing growth rate in the premium wine category and higher inventories.
At December 31, 2021, there were no accumulated impairment losses related to goodwill as a result of the disposition of Ste. Michelle. At December 31, 2020, the accumulated impairment losses related to goodwill were $74 million.

Note 5. Asset Impairment, Exit and Implementation Costs
Pre-tax asset impairment, exit and implementation costs (income) consisted of the following:

(in millions)	Asset Impairment and Exit Costs		Implementation Costs			Total
For the year ended December 31,	2020	2019	2021	2020	2019 (1)	2021	2020	2019
Smokeable products	$2	$59	$—	$—	$33	$—	$2	$92
Oral tobacco products	(5)	9	—	—	5	—	(5)	14
Wine	—	76	1	411	—	1	411	76
All other	—	14	—	—	(10)	—	—	4
General corporate	(1)	1	—	—	—	—	(1)	1
Total	(4)	159	1	411	28	1	407	187
Plus amounts included in net periodic benefit (income) cost, excluding service cost (2)	—	29	—	—	—	—	—	29
Total	$(4)	$188	$1	$411	$28	$1	$407	$216
(1) Included in cost of sales ($2 million) and marketing, administration and research costs ($26 million) in Altria’s consolidated statement of earnings (losses).
(2) Represents settlement and curtailment costs. See Note 16. Benefit Plans.
Pre-tax implementation costs for 2021 and 2020, which were included in cost of sales in Altria’s consolidated statements of earnings (losses), were related to Ste. Michelle’s strategic reset, as discussed below.
Pre-tax asset impairment, exit and implementation costs for 2019 were primarily related to the cost reduction program discussed below, and the impairment of goodwill for the wine reporting unit. See Note 4. Goodwill and Other Intangible Assets, net.
▪Wine Business Strategic Reset: During the year ended December 31, 2020, Ste. Michelle recorded pre-tax implementation costs of $411 million associated with a strategic reset initiated in the first quarter of 2020 intended to maximize Ste. Michelle’s profitability and achieve improved long-term cash flow generation. Substantially all of the charges consisted of the following: (i) write-off of inventory ($292 million) as Ste. Michelle no longer believed that the benefit of the blending and production plans for its inventory outweighed inventory carrying cost given the reduced product volume demand; and (ii) estimated losses on future non-cancelable grape purchase commitments that Ste. Michelle believed no longer had a future economic benefit ($100 million).
▪Cost Reduction Program: In December 2018, Altria announced a cost reduction program that included workforce reductions and third-party spending reductions across the businesses. As a result of the cost reduction program, Altria recorded total pre-tax restructuring charges of $250 million, which included employee benefit-related curtailment and settlement costs. Of this amount, Altria recorded net pre-tax cost reversals of $4 million in 2020 and pre-tax charges of $133 million in 2019. The total charges, the majority of which resulted in cash expenditures, related primarily to employee separation costs of $198 million and other costs of $52 million. Cash payments of $11 million, $44 million and $136 million were made during the years ended December 31, 2021, 2020 and 2019, respectively, for total program cash payments of $191 million. The cash payments and pre-tax charges related to this cost reduction program are complete.

Note 6. Investments in Equity Securities
The carrying amount of Altria’s investments consisted of the following at December 31:

(in millions)	2021	2020
ABI	$11,144	$16,651
JUUL	1,705	1,705
Cronos (1)	632	1,173
Total	$13,481	$19,529
(1) Altria’s investment in Cronos at December 31, 2021 consisted of Altria’s equity method investment in Cronos ($617 million), the Cronos warrant ($14 million) and the Fixed-price Preemptive Rights ($1 million) (collectively, “Investment in Cronos”). The Investment in Cronos at December 31, 2020 consisted of Altria’s equity method investment in Cronos ($1,010 million), the Cronos warrant ($139 million) and the Fixed-price Preemptive Rights ($24 million). See below for further discussion.

(Income) losses from equity investments accounted for under the equity method of accounting and fair value option consisted of the following:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
ABI (1)	$5,564	$223	$(1,229)
Cronos (1)	415	(12)	(496)
(Income) losses from investments under equity method of accounting	5,979	211	(1,725)
JUUL	—	(100)	—
(Income) losses from equity investments	$5,979	$111	$(1,725)
(1) Includes Altria’s share of amounts recorded by its investees and additional adjustments, if required, related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to Altria’s investment required under the equity method of accounting.
Investees’ summarized financial data for Altria’s equity investments was as follows:

	For Altria’s Year Ended December 31,
	2021 (1)		2020 (2)		2019 (3)
(in millions)	ABI	Other Investments	ABI	Other Investments	ABI	Other Investments
Net revenues	$52,864	$1,313	$48,294	$37	$54,187	$21
Gross profit	$30,653	$757	$28,438	$(31)	$33,735	$10
Earnings (losses) from continuing operations	$7,434	$(800)	$4,265	$99	$10,530	$1,117
Net earnings (losses)	$7,434	$(800)	$4,266	$98	$10,530	$1,117
Net earnings (losses) attributable to equity investments	$5,780	$(798)	$3,323	$100	$9,189	$1,117

	At September 30,
	2021 (1)		2020 (2)
(in millions)	ABI	Other Investments	ABI	Other Investments
Current assets	$21,593	$1,882	$28,672	$1,394
Long-term assets	$190,082	$1,049	$185,106	$525
Current liabilities	$33,540	$451	$34,884	$143
Long-term liabilities	$105,973	$2,277	$117,400	$12
Convertible Preferred Stock	$—	$715	$—	$—
Noncontrolling interests	$11,356	$(3)	$8,459	$(3)
(1) Reflects a one-quarter lag. Other Investments reflect summarized financial data of Cronos’s and JUUL’s results for Altria’s year ended December 31, 2021, which includes JUUL’s results for the period November 11, 2020 (the date of Share Conversion, defined below) through September 30, 2021.
(2) Reflects a one-quarter lag. Other Investments reflect summarized financial data of Cronos.
(3) Reflects a one-quarter lag. Other Investments reflect summarized financial data of Cronos’s results for Altria’s year ended December 31, 2019, which includes Cronos’s results for the period March 8, 2019 through September 30, 2019.
Investment in ABI
At December 31, 2021, Altria had an approximate 10.0% ownership interest in ABI, consisting of 185 million restricted shares of ABI (the “Restricted Shares”) and 12 million ordinary shares of ABI. The Restricted Shares:
▪are unlisted and not admitted to trading on any stock exchange;
▪are convertible by Altria into ordinary shares of ABI on a one-for-one basis;
▪rank equally with ordinary shares of ABI with regards to dividends and voting rights; and
▪have director nomination rights with respect to ABI.
The Restricted Shares were subject to a five-year lock-up period that ended October 10, 2021. As of this filing, Altria has not elected to convert its Restricted Shares into ordinary shares of ABI.

Altria accounts for its investment in ABI under the equity method of accounting because Altria has the ability to exercise significant influence over the operating and financial policies of ABI, including having active representation on ABI’s board of directors and certain ABI board committees. Through this representation, Altria participates in ABI policy making processes.
Altria reports its share of ABI’s results using a one-quarter lag because ABI’s results are not available in time for Altria to record them in the concurrent period.
The fair value of Altria’s equity investment in ABI is based on (i) unadjusted quoted prices in active markets for ABI’s ordinary shares and was classified in Level 1 of the fair value hierarchy and (ii) observable inputs other than Level 1 prices, such as quoted prices for similar assets for the Restricted Shares, and was classified in Level 2 of the fair value hierarchy. Altria can convert its Restricted Shares to ordinary shares at its discretion. Therefore, the fair value of each Restricted Share is based on the value of an ordinary share.
In October 2019, the fair value of Altria’s equity investment in ABI declined below its carrying value. At December 31, 2020, the fair value of Altria’s equity investment in ABI was $13.8 billion (carrying value of $16.7 billion), which was less than its carrying value by approximately 17%. In preparing its financial statements for the period ended December 31, 2020, Altria evaluated the factors related to the fair value decline, including the impact on the fair value of ABI’s shares during the COVID-19 pandemic, which negatively impacted ABI’s business. Altria evaluated the duration and magnitude of the fair value decline, ABI’s financial condition and near-term prospects and Altria’s intent and ability to hold its investment in ABI until recovery. Altria concluded that the decline in fair value of its equity investment in ABI below its carrying value at December 31, 2020 was temporary and, therefore, no impairment was recorded at that time.
Following the consideration of the same factors, Altria, in preparing its financial statements for the period ended September 30, 2021, concluded that the decline in fair value of its equity investment in ABI below its carrying value at September 30, 2021 was other than temporary. As a result, Altria recorded a non-cash, pre-tax impairment charge of $6.2 billion during the third quarter of 2021, which was recorded to (income) losses from equity investments in its consolidated statements of earnings (losses). This impairment charge reflects the difference between the fair value of Altria’s investment in ABI using ABI’s share price at September 30, 2021 and the carrying value of Altria’s equity investment in ABI at September 30, 2021. While Altria considers the impacts related to the COVID-19 pandemic that have negatively impacted ABI’s global business to be transitory, Altria determined, as of the third quarter of 2021, that the full recovery to carrying value would take longer than previously expected. This was evidenced by the resumption of declines in fair value during the third quarter of 2021, following positive share price momentum during the first half of 2021. At September 30, 2021, prior to recording the impairment charge, the fair value of Altria’s investment in ABI was below the carrying value by approximately 35%, which represented an additional 18% reduction in ABI’s share price since December 31, 2020. After recording the impairment charge, the fair value and carrying value of Altria’s equity investment in ABI at September 30, 2021 were $11.2 billion.
At December 31, 2021, the fair value of Altria’s equity investment in ABI was $11.9 billion (carrying value of $11.1 billion), which exceeded its carrying value by approximately 7%.
At December 31, 2021, the carrying value of Altria’s equity investment in ABI exceeded its share of ABI’s net assets attributable to equity holders of ABI by approximately $5.1 billion. Substantially all of this difference is comprised of goodwill and other indefinite-lived intangible assets (consisting primarily of trademarks).

Investment in JUUL
In December 2018, Altria made an investment in JUUL for $12.8 billion and received a 35% economic interest in JUUL through non-voting shares, which were convertible at Altria’s election into voting shares (“Share Conversion”), and a security convertible into additional non-voting or voting shares, as applicable, upon settlement or exercise of certain JUUL convertible securities (the “JUUL Transaction”). At December 31, 2021, Altria had a 35% ownership interest in JUUL, consisting of 42 million voting shares.
Altria received a broad preemptive right to purchase JUUL shares, exercisable each quarter upon dilution, to maintain its ownership percentage and is subject to a standstill restriction under which it may not acquire additional JUUL shares above its 35% interest. Furthermore, Altria agreed not to sell or transfer any of its JUUL shares until December 20, 2024.
As part of the JUUL Transaction, Altria and JUUL entered into a services agreement pursuant to which Altria agreed to provide JUUL with certain commercial services, as requested by JUUL, for an initial term of six years. In January 2020, Altria and JUUL amended certain JUUL Transaction agreements and entered into a new cooperation agreement. In conjunction with these amendments, the parties agreed that Altria would discontinue all services as of March 31, 2020 except regulatory affairs support for JUUL’s pursuit of its pre-market tobacco applications and/or its modified risk tobacco products applications.
Altria also agreed to non-competition obligations generally requiring that it participate in the e-vapor business only through JUUL. However, Altria has the option to be released from its non-compete obligation (i) in the event JUUL is prohibited by federal law from selling e-vapor products in the U.S. for a continuous period of at least 12 months (subject to tolling of this period in certain circumstances), (ii) if the carrying value of Altria’s investment in JUUL is not more than 10% of its initial carrying value of $12.8 billion or (iii) if Altria is no longer providing JUUL services as of December 20, 2024.

Additionally, with respect to certain litigation in which Altria and JUUL are both defendants against third-party plaintiffs, Altria will not pursue any claims against JUUL for indemnification or reimbursement except for any non-contractual claims for contribution or indemnity where a judgment has been entered against Altria and JUUL.
On April 1, 2020, the U.S. Federal Trade Commission (“FTC”) issued an administrative complaint challenging Altria’s investment in JUUL. For further discussion, see Note 18. Contingencies - Antitrust Litigation.
In November 2020, Altria exercised its rights to convert its non-voting JUUL shares into voting shares. Altria does not currently intend to exercise its additional governance rights obtained upon Share Conversion, including the right to elect directors to JUUL’s board, as described below, or to vote its JUUL shares other than as a passive investor, pending the outcome of the FTC administrative complaint.
If Altria chooses to exercise its governance rights, JUUL will:
▪restructure JUUL’s current seven-member board of directors to a nine-member board that will include independent board members. The new structure will include: (i) three independent directors (one of whom will be designated by Altria and two of whom will be designated by JUUL stockholders other than Altria) unanimously certified as independent by a nominating committee, which will include at least one Altria designee, (ii) two directors designated by Altria, (iii) three directors designated by JUUL stockholders other than Altria and (iv) the JUUL Chief Executive Officer; and
▪create a Litigation Oversight Committee, which will include two Altria designated directors (one of whom will chair the Litigation Oversight Committee); that will have oversight authority and review of litigation management for matters in which JUUL and Altria are co-defendants and have, or reasonably could have, a written joint defense agreement in effect between them. Subject to certain limitations, the Litigation Oversight Committee will recommend to JUUL changes to outside counsel and litigation strategy by majority vote, with disagreements by JUUL’s management being resolved by majority vote of JUUL’s board of directors.
Following Share Conversion in the fourth quarter of 2020, Altria elected to account for its equity method investment in JUUL under the fair value option. Under this option, Altria’s consolidated statements of earnings (losses) include any cash dividends received from its investment in JUUL and any changes in the estimated fair value of its investment, which is calculated quarterly. Altria believes the fair value option provides quarterly transparency to investors as to the fair market value of Altria’s investment in JUUL, given the changes and volatility in the e-vapor category since Altria’s initial investment, as well as the lack of publicly available information regarding JUUL’s business or a market-derived valuation.
The following table provides a reconciliation of the beginning and ending balance of Altria’s investment in JUUL, which is classified in Level 3 of the fair value hierarchy:

(in millions)	Investment Balance
Balance at December 31, 2019	$—
Transfers into Level 3 fair value	1,605
Unrealized gains (losses) included in (income) losses from equity investments	100
Balance at December 31, 2020	1,705
Unrealized gains (losses) included in (income) losses from equity investments	—
Balance at December 31, 2021	$1,705
Prior to Share Conversion, Altria accounted for its investment in JUUL as an investment in an equity security. Since the JUUL shares do not have a readily determinable fair value, Altria elected to measure its investment in JUUL at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. There were no upward or downward adjustments to the carrying value of Altria’s investment in JUUL resulting from observable price changes in orderly transactions since the JUUL Transaction through the date of Share Conversion. In addition, prior to Share Conversion, Altria reviewed its investment in JUUL for impairment by performing a qualitative assessment of impairment indicators on a quarterly basis in connection with the preparation of its financial statements. If this qualitative assessment indicated that Altria’s investment in JUUL may be impaired, a quantitative assessment was performed. If the quantitative assessment indicated the estimated fair value of the investment was less than its carrying value, the investment was written down to its estimated fair value.
2021 Financial Activity
▪For the year ended December 31, 2021, Altria recorded no change in the estimated fair value of its investment in JUUL. During the year ended December 31, 2021, the estimated fair value was primarily impacted by Altria’s projections of lower JUUL revenues in the U.S. over time due to lower JUUL volume assumptions offset by (i) the effect of passage of time on the projected cash flows and (ii) a decrease in the discount rate due to change in market factors. The estimated fair value of Altria’s investment in JUUL was $1.7 billion at December 31, 2021 and 2020.

2020 Financial Activity
▪Altria recorded a non-cash pre-tax unrealized gain of $100 million for the fourth quarter and year ended December 31, 2020 as a result of an increase in the estimated fair value of its investment in JUUL. The increase in fair value was primarily driven by the effect of passage of time on the projected cash flows, as there were no material changes in the significant assumptions.
▪In September 2020, JUUL announced a strategic update, which included its plans for a significant global workforce reduction, its evaluation of its resource allocation and the possibility of exiting various international markets. As part of the preparation of Altria’s financial statements for the period ended September 30, 2020, Altria performed a qualitative assessment of impairment indicators for its investment in JUUL and determined that JUUL’s strategic update was an indicator of impairment at September 30, 2020, given the significant deterioration in JUUL’s business prospects.
Given the existence of this impairment indicator, Altria performed a quantitative valuation of its investment in JUUL during the third quarter of 2020 and recorded a non-cash, pre-tax impairment charge of $2.6 billion for the year ended December 31, 2020, reported as impairment of JUUL equity securities in its consolidated statements of earnings (losses). The impairment charge was driven by Altria’s projections of lower JUUL revenues over time due to lower pricing assumptions and delays in JUUL achieving previously forecasted operating margin performance. These drivers were the result of (i) JUUL’s revised international expansion plans and (ii) the evolving U.S. e-vapor category and associated competitive dynamics.
2019 Financial Activity
▪In 2019, Altria recorded total non-cash pre-tax impairment charges of $8.6 billion ($4.5 billion in the third quarter of 2019 and $4.1 billion in the fourth quarter of 2019) related to its investment in JUUL resulting in a $4.2 billion carrying value of its investment in JUUL at December 31, 2019.
▪In the third quarter of 2019, Altria performed a qualitative assessment for impairment indicators and concluded that impairment indicators existed. These indicators included significant adverse changes in both the e-vapor regulatory environment and the industry in which JUUL operates. While there was no single determinative event or factor, Altria considered in totality the following indicators of impairment: the increased likelihood of a United States Food and Drug Administration (“FDA”) compliance policy prohibiting the sale of certain flavored e-vapor products in the U.S. market without a pre-market authorization; various e-vapor bans put in place by certain states and cities in the U.S. and in certain international markets, coupled with the increased potential for additional bans in the future; and the impact of heightened adverse publicity, including news reports and public health advisories concerning vaping-related lung injuries and deaths. Altria determined that the third-quarter 2019 impairment charge was due primarily to lower e-vapor sales volume assumptions in the U.S. and international markets and a delay in achieving operating margin performance as compared to the assumptions at the time of the JUUL Transaction, which resulted in a non-cash pre-tax impairment charge of $4.5 billion.
▪In the fourth quarter of 2019, Altria determined that a significant increase in the number of legal cases pending against JUUL in the fourth quarter of 2019, which included a variety of class action lawsuits and personal injury claims, as well as cases brought by state attorneys general and local governments, resulted in an additional indicator of impairment. Altria determined that the fourth-quarter 2019 impairment charge resulted substantially from increased discount rates applied to future cash flow projections, due to the significant risk created by the increase in the number of legal cases pending against JUUL and the expectation that the number of legal cases against JUUL will continue to increase, which resulted in an additional non-cash pre-tax impairment charge of $4.1 billion.
Altria uses an income approach to estimate the fair value of its investment in JUUL. The income approach reflects the discounting of future cash flows for the U.S. and international markets at a rate of return that incorporates the risk-free rate for the use of those funds, the expected rate of inflation and the risks associated with realizing future cash flows. Future cash flows were based on a range of scenarios that consider various potential regulatory and market outcomes.
In determining the estimated fair value of its investment in JUUL, in 2021, 2020 and 2019, Altria made various judgments, estimates and assumptions, the most significant of which were sales volume, operating margins, discount rates and perpetual growth rates. All significant inputs used in the valuation are classified in Level 3 of the fair value hierarchy. Additionally, in determining these significant assumptions, Altria made judgments regarding the (i) likelihood and extent of various potential regulatory actions and the continued adverse public perception impacting the e-vapor category and specifically JUUL, (ii) risk created by the number and types of legal cases pending against JUUL, (iii) expectations for the future state of the e-vapor category including competitive dynamics and (iv) timing of international expansion plans.

Investment in Cronos
At December 31, 2021, Altria had a 41.8% ownership interest in Cronos, consisting of 156.6 million shares, which Altria accounts for under the equity method of accounting. Altria’s ownership percentage decreased from 43.5% at December 31, 2020 due to the issuance of additional shares by Cronos. Altria reports its share of Cronos’s results using a one-quarter lag because Cronos’s results are not available in time for Altria to record them in the concurrent period.
In March 2019, Altria completed its acquisition of 149.8 million newly issued common shares of Cronos (“Acquired Common Shares”), which represented a 45% economic and voting interest. As part of its Investment in Cronos, at December 31, 2021, Altria also owned:
▪anti-dilution protections to purchase Cronos common shares, exercisable each quarter upon dilution, to maintain its ownership percentage. Certain of the anti-dilution protections provide Altria the ability to purchase additional Cronos common shares at a per share exercise price of Canadian dollar (“CAD”) $16.25 upon the occurrence of specified events (“Fixed-price Preemptive Rights”). Based on Altria’s assumptions as of December 31, 2021, Altria estimates the Fixed-price Preemptive Rights allows Altria to purchase up to an additional approximately 12 million common shares of Cronos; and
▪a warrant providing Altria the ability to purchase an additional approximate 10% of common shares of Cronos (approximately 83 million common shares at December 31, 2021) at a per share exercise price of CAD $19.00, which expires on March 8, 2023.
The total purchase price for the Acquired Common Shares, Fixed-price Preemptive Rights and warrant was CAD $2.4 billion (U.S. dollar (“USD”) $1.8 billion).
If exercised in full, the exercise prices for the warrant and Fixed-price Preemptive Rights are approximately CAD $1.6 billion and CAD $0.2 billion, respectively (approximately USD $1.3 billion and $0.2 billion, respectively, based on the CAD to USD exchange rate on January 24, 2022). At December 31, 2021, upon full exercise of the Fixed-price Preemptive Rights, to the extent such rights become available, and the warrant, Altria would own approximately 52% of the outstanding common shares of Cronos.
For a discussion of derivatives related to the Investment in Cronos, including Altria’s accounting for changes in the fair value of these derivatives, see Note 7. Financial Instruments.
Altria nominated four directors, including one director who is independent from Altria, who serve on Cronos’s seven-member board of directors.
The fair value of Altria’s equity method investment in Cronos is based on unadjusted quoted prices in active markets for Cronos’s common shares and was classified in Level 1 of the fair value hierarchy.
The fair value of Altria’s equity method investment in Cronos exceeded its carrying value by $77 million or approximately 8% at December 31, 2020.
In September 2021, the fair value of Altria’s equity method investment in Cronos declined below its carrying value and has not recovered. Accounting guidance requires the evaluation of the following factors when determining if the decline in fair value is other than temporary: (i) the duration and magnitude of the fair value decline, (ii) the financial condition and near-term prospects of the investee and (iii) the investor’s intent and ability to hold its equity method investment until full recovery to its carrying value in the near-term. In preparing its financial statements for the year ended December 31, 2021, Altria evaluated these factors and determined that there is not sufficient evidence to conclude that the impairment is temporary. As a result, Altria recorded a non-cash, pre-tax impairment charge of $205 million for the year ended December 31, 2021, which was recorded to (income) losses from equity investments in its consolidated statement of earnings (losses). The impairment charge reflects the difference between the fair value of Altria’s equity method investment in Cronos using Cronos’s share price at December 31, 2021 and the carrying value of Altria’s equity method investment in Cronos at December 31, 2021. At December 31, 2021, prior to recording the impairment charge, the fair value of Altria’s equity method investment in Cronos was less than its carrying value by approximately 25%. After recording the impairment charge, the fair value and carrying value of Altria’s equity method investment in Cronos at December 31, 2021 were $617 million.
At December 31, 2021, Altria’s carrying value of its equity method investment in Cronos approximated its share of Cronos’s net assets attributable to equity holders of Cronos.

Note 7. Financial Instruments
Altria enters into derivative financial instruments to mitigate the potential impact of certain market risks, including foreign currency exchange rate risk. Altria uses various types of derivative financial instruments, including forward contracts, options and swaps. Altria does not enter into or hold derivative financial instruments for trading or speculative purposes.
Altria’s investment in ABI, whose functional currency is the Euro, exposes Altria to foreign currency exchange risk on the carrying value of its investment. To manage this risk, Altria may designate certain foreign exchange contracts, including cross-currency swap contracts and forward contracts (collectively, “foreign currency contracts”), and Euro denominated unsecured long-term notes (“foreign currency denominated debt”) as net investment hedges of Altria’s investment in ABI.

In May 2021, all outstanding foreign currency contracts matured and, at December 31, 2021, Altria had no outstanding foreign currency contracts. When Altria has foreign currency contracts in effect, counterparties are domestic and international financial institutions. Under these contracts, Altria is exposed to potential losses due to non-performance by these counterparties. Altria manages its credit risk by entering into transactions with counterparties with investment grade credit ratings, limiting the amount of exposure Altria has with each counterparty and monitoring the financial condition of each counterparty. The counterparty agreements contain provisions that require Altria to maintain an investment grade credit rating. In the event Altria’s credit rating falls below investment grade, counterparties to Altria’s foreign currency contracts can require Altria to post collateral.
The following table provides (i) the aggregate notional amounts of foreign currency contracts and (ii) the aggregate carrying value and fair value of foreign currency denominated debt at December 31:

(in millions)	2021	2020
Foreign currency contracts (notional amounts)	$—	$1,066
Foreign currency denominated debt
Carrying value	4,817	5,171
Fair value	5,114	5,687
Altria’s estimates of the fair values of its foreign currency contracts are determined using valuation models with significant inputs that are readily available in public markets, or can be derived from observable market transactions, and therefore are classified in Level 2 of the fair value hierarchy. An adjustment for credit risk and non-performance risk is included in the fair values of foreign currency contracts.
The following table provides the aggregate carrying value and fair value of Altria’s total long-term debt at December 31:

(in millions)	2021	2020
Carrying value	$28,044	$29,471
Fair value	30,459	34,682
Altria’s estimate of the fair value of its total long-term debt is based on observable market information derived from a third-party pricing source and is classified in Level 2 of the fair value hierarchy.
The Fixed-price Preemptive Rights and Cronos warrant, which are further discussed in Note 6. Investments in Equity Securities, are derivative financial instruments, which are required to be recorded at fair value. The fair values of the Fixed-price Preemptive Rights and Cronos warrant are estimated using Black-Scholes option-pricing models, adjusted for observable inputs (which are classified in Level 1 of the fair value hierarchy), including share price, and unobservable inputs, including probability factors and weighting of expected life, volatility levels and risk-free interest rates (which are classified in Level 3 of the fair value hierarchy) based on the following assumptions at December 31:

	2021	2020	2021	2020
	Fixed-price Preemptive Rights		Cronos Warrant
Share price (1)	C$4.98	C$8.84	C$4.98	C$8.84
Expected life (2)	0.59 year	1.05 years	1.18 years	2.18 years
Expected volatility (3)	79.64%	80.68%	79.64%	80.68%
Risk-free interest rate (4)(5)	0.43%	0.13%	0.80%	0.21%
Expected dividend yield (6)	—%	—%	—%	—%
(1) Based on the closing market price for Cronos common stock on the Toronto Stock Exchange on the date indicated.
(2) Based on the weighted-average expected life of the Fixed-price Preemptive Rights (with a range from approximately 0.25 year to 4 years at December 31, 2021 and 0.25 year to 5 years at December 31, 2020) and the March 8, 2023 expiration date of the Cronos warrant.
(3) Based on a blend of historical volatility of the underlying equity security and implied volatility from traded options on the underlying equity security at December 31, 2021. Based on a blend of historical volatility levels of the underlying equity security and peer companies at December 31, 2020.
(4) Based on the implied yield currently available on Canadian Treasury zero coupon issues (with a range from approximately 0.16% to 1.14% at December 31, 2021 and 0.06% to 0.39% at December 31, 2020) weighted for the remaining expected life of the Fixed-price Preemptive Rights.
(5) Based on the implied yield currently available on Canadian Treasury zero coupon issues and the expected life of the Cronos warrant.
(6) Based on Cronos’s expected dividend payments.

The following table provides a reconciliation of the beginning and ending balance of the Fixed-price Preemptive Rights and Cronos warrant (which are classified in Level 3 of the fair value hierarchy):

(in millions)
Balance at December 31, 2019	$303
Pre-tax losses recognized in net earnings (losses)	(140)
Balance at December 31, 2020	163
Pre-tax losses recognized in net earnings (losses)	(148)
Balance at December 31, 2021	$15
Altria elects to record the gross assets and liabilities of derivative financial instruments executed with the same counterparty on its consolidated balance sheets. The fair values of Altria’s derivative financial instruments on a gross basis included on the consolidated balance sheets were as follows at December 31:

	Fair Value of Assets			Fair Value of Liabilities
(in millions)	Balance Sheet Classification	2021	2020	Balance Sheet Classification	2021	2020
Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	$—	$—	Other accrued liabilities	$—	$87
Foreign currency contracts	Other assets	—	—	Other liabilities	—	—
Total		$—	$—		$—	$87

Derivatives not designated as hedging instruments:
Cronos warrant	Investments in equity securities	$14	$139
Fixed-price Preemptive Rights	Investments in equity securities	1	24
Total		$15	$163

Total derivatives		$15	$163		$—	$87
Altria records in its consolidated statements of earnings (losses) any changes in the fair values of the Fixed-price Preemptive Rights and Cronos warrant as gains or losses on Cronos-related financial instruments in the periods in which the changes occur. Altria recorded non-cash, pre-tax unrealized losses, representing the changes in the fair values of the Fixed-price Preemptive Rights and Cronos warrant, as follows:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Fixed-price Preemptive Rights	$23	$45	$434
Cronos warrant	125	95	977
Total	$148	$140	$1,411
Additionally, in January and February 2019, Altria entered into derivative financial instruments in the form of forward contracts, which were settled in March 2019, to hedge Altria’s exposure to CAD to USD foreign currency exchange rate movements, in relation to the CAD $2.4 billion purchase price for the Investment in Cronos. The aggregate notional amounts of the forward contracts were USD $1.8 billion (CAD $2.4 billion). The forward contracts did not qualify for hedge accounting; therefore, in the first quarter of 2019, pre-tax losses of USD $31 million representing changes in the fair values of the forward contracts were recorded in loss on Cronos-related financial instruments in Altria’s consolidated statement of earnings (losses).

Net Investment Hedging
The pre-tax effects of Altria’s net investment hedges on accumulated other comprehensive losses and the consolidated statements of earnings (losses) were as follows:

	(Gain) Loss Recognized in Accumulated Other Comprehensive Losses			(Gain) Loss Recognized in Net Earnings (Losses)
	For the Years Ended December 31,
(in millions)	2021	2020	2019	2021	2020	2019
Foreign currency contracts	$(16)	$79	$(23)	$(7)	$(40)	$(36)
Foreign currency denominated debt	(359)	424	(35)	—	—	—
Total	$(375)	$503	$(58)	$(7)	$(40)	$(36)
The changes in the fair value of the foreign currency contracts and in the carrying value of the foreign currency denominated debt due to changes in the Euro to USD exchange rate were recognized in accumulated other comprehensive losses related to ABI. Gains on the foreign currency contracts arising from components excluded from effectiveness testing were recognized in interest and other debt expense, net in the consolidated statements of earnings (losses) based on an amortization approach.

Note 8. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2021 and 2020, Altria had no short-term borrowings.
Altria has a senior unsecured 5-year revolving credit agreement (as amended, the “Credit Agreement”) that provides for borrowings up to an aggregate principal amount of $3.0 billion. In August 2021, Altria entered into an extension and amendment to the Credit Agreement that extended the maturity date of the Credit Agreement from August 1, 2023 to August 1, 2024 and amended the Credit Agreement to update certain provisions regarding a successor interest rate to the London Interbank Offered Rate (“LIBOR”) and made certain other market updates. All other terms and conditions of the Credit Agreement remain in full force and effect. The Credit Agreement, which is used for general corporate purposes, includes an additional option, subject to certain conditions, for Altria to extend the expiration date for an additional one-year period.
At December 31, 2021 and 2020, the Credit Agreement had available borrowings up to an aggregate principal amount of $3.0 billion.
Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of Altria’s long-term senior unsecured debt. Interest rates on borrowings under the Credit Agreement are expected to be based on LIBOR, or a fallback benchmark rate determined based on prevailing market convention, plus a percentage based on the higher of the ratings of Altria’s long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”). The applicable percentage based on Altria’s long-term senior unsecured debt ratings at December 31, 2021 for borrowings under the Credit Agreement was 1.0%. The Credit Agreement does not include any other rating triggers or any provisions that could require the posting of collateral.
The Credit Agreement includes various covenants, one of which requires Altria to maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) to Consolidated Interest Expense of not less than 4.0 to 1.0, calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2021, the ratio of consolidated EBITDA to Consolidated Interest Expense, calculated in accordance with the Credit Agreement, was 10.3 to 1.0. At December 31, 2021, Altria was in compliance with its covenants in the Credit Agreement. The terms “Consolidated EBITDA” and “Consolidated Interest Expense,” each as defined in the Credit Agreement, include certain adjustments.
In March 2020, due to the uncertainty at that time in the global capital markets, including the commercial paper markets, resulting from the COVID-19 pandemic, Altria elected to borrow the full $3.0 billion available under the Credit Agreement as a precautionary measure to increase its cash position and preserve financial flexibility. In June 2020, Altria repaid the full amount outstanding under the Credit Agreement using the net proceeds from the issuance of long-term senior unsecured notes issued in May 2020 and available cash.
In February 2019, Altria repaid short-term borrowings of $12.8 billion outstanding under a term loan agreement. The term loan agreement, which was entered into in connection with Altria’s investments in JUUL and Cronos, was set to mature in December 2019, and was repaid using the net proceeds from the issuance of long-term senior unsecured notes. Upon repayment, the term loan agreement terminated, and Altria recorded approximately $95 million of pre-tax acquisition-related costs for the write-off of the debt issuance costs related to the term loan agreement, which were recorded in interest and other debt expense, net in Altria’s consolidated statement of earnings (losses).
Any commercial paper issued by Altria and borrowings under the Credit Agreement are guaranteed by PM USA as further discussed in Note 9. Long-Term Debt.

Note 9. Long-Term Debt
Altria’s long-term debt consisted of the following at December 31:

(in millions)	2021	2020
USD notes, 2.350% to 10.20%, interest payable semi-annually, due through 2061 (1)	$23,185	$24,258
USD debenture, 7.75%, interest payable semi-annually, due 2027	42	42
Euro notes, 1.000% to 3.125%, interest payable annually, due through 2031 (2)	4,817	5,171
	28,044	29,471
Less current portion of long-term debt	1,105	1,500
	$26,939	$27,971
(1) Weighted-average coupon interest rate of 4.4% and 4.6% at December 31, 2021 and 2020, respectively.
(2) Weighted-average coupon interest rate of 2.0% at December 31, 2021 and 2020.
At December 31, 2021, Altria’s outstanding long-term debt consisted of the following:

(in millions)
Type	Face Value	Interest Rate	Issuance	Maturity
USD notes	$1,105	2.850%	August 2012	August 2022
Euro notes	€1,250	1.000%	February 2019	February 2023
USD notes	$218	2.950%	May 2013	May 2023
USD notes	$776	4.000%	October 2013	January 2024
USD notes	$345	3.800%	February 2019	February 2024
USD notes	$750	2.350%	May 2020	May 2025
Euro notes	€750	1.700%	February 2019	June 2025
USD notes	$1,069	4.400%	February 2019	February 2026
USD notes	$500	2.625%	September 2016	September 2026
USD debenture	$42	7.750%	January 1997	January 2027
Euro notes	€1,000	2.200%	February 2019	June 2027
USD notes	$1,906	4.800%	February 2019	February 2029
USD notes	$750	3.400%	May 2020	May 2030
Euro notes	€1,250	3.125%	February 2019	June 2031
USD notes	$1,750	2.450%	February 2021	February 2032
USD notes	$177	9.950%	November 2008	November 2038
USD notes	$208	10.200%	February 2009	February 2039
USD notes	$2,000	5.800%	February 2019	February 2039
USD notes	$1,500	3.400%	February 2021	February 2041
USD notes	$900	4.250%	August 2012	August 2042
USD notes	$650	4.500%	May 2013	May 2043
USD notes	$1,800	5.375%	October 2013	January 2044
USD notes	$1,500	3.875%	September 2016	September 2046
USD notes	$2,500	5.950%	February 2019	February 2049
USD notes	$500	4.450%	May 2020	May 2050
USD notes	$1,250	3.700%	February 2021	February 2051
USD notes	$271	6.200%	February 2019	February 2059
USD notes	$1,000	4.000%	February 2021	February 2061

At December 31, 2021, aggregate maturities of Altria’s long-term debt were as follows:

(in millions)		Aggregate Maturities
2022		$1,105
2023		1,639
2024		1,121
2025		1,603
2026		1,569
Thereafter		21,262
		28,299
Less:	debt issuance costs	163
	debt discounts	92
		$28,044
At December 31, 2021 and 2020, accrued interest on long-term debt of $429 million and $458 million, respectively, was included in other accrued liabilities on Altria’s consolidated balance sheets.
▪Altria Senior Notes: In February 2021, Altria issued long-term senior unsecured notes in the aggregate principal amount of $5.5 billion (the “Notes”). The net proceeds from the Notes were used (i) to fund the purchase and redemption of certain unsecured notes and payment of related fees and expenses, as described below, and (ii) for other general corporate purposes. The Notes contain the following terms:
▪$1.75 billion at 2.450%, due 2032, interest payable semiannually beginning August 4, 2021;
▪$1.50 billion at 3.400%, due 2041, interest payable semiannually beginning August 4, 2021;
▪$1.25 billion at 3.700%, due 2051, interest payable semiannually beginning August 4, 2021; and
▪$1.00 billion at 4.000%, due 2061, interest payable semiannually beginning August 4, 2021.
The Notes are Altria’s senior unsecured obligations and rank equally in right of payment with all of Altria’s existing and future senior unsecured indebtedness. Upon the occurrence of both (i) a change of control of Altria and (ii) the Notes ceasing to be rated investment grade by each of Moody’s, S&P and Fitch Ratings Inc. within a specified time period, Altria will be required to make an offer to purchase the Notes at a price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the Notes.
In May 2021, Altria repaid in full its 4.75% senior unsecured notes in the aggregate principal amount of $1.5 billion at maturity.
▪Debt Tender Offers and Redemption: During the first quarter of 2021, Altria completed debt tender offers to purchase for cash certain of its long-term senior unsecured notes in an aggregate principal amount of $4,042 million. Details of the debt tender offers are as follows:

(in millions)	Principal Amount of Notes Purchased
2.850% Notes due 2022	$795
2.950% Notes due 2023	132
4.000% Notes due 2024	624
3.800% Notes due 2024	655
4.400% Notes due 2026	430
4.800% Notes due 2029	1,094
9.950% Notes due 2038	65
10.200% Notes due 2039	18
6.200% Notes due 2059	229
$4,042
During the first quarter of 2021, Altria also redeemed all of its outstanding 3.490% Notes due 2022 in an aggregate principal amount of $1.0 billion.

As a result of the debt tender offers and redemption, Altria recorded pre-tax losses on early extinguishment of debt as follows:

(in millions)	For the Year Ended December 31, 2021
Premiums and fees	$623
Write-off of unamortized debt discounts and debt issuance costs	26
Total	$649
PM USA (the “Guarantor”), which is a 100% owned subsidiary of Altria Group, Inc. (the “Parent”), has guaranteed the Parent’s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (the “Guarantees”). Pursuant to the Guarantees, the Guarantor fully and unconditionally guarantees, as primary obligor, the payment and performance of the Parent’s obligations under the guaranteed debt instruments (the “Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that the Guarantor guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of the Guarantor under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or the Guarantor.
The Parent is a holding company; therefore, its access to the operating cash flows of its wholly owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. Neither the Guarantor nor other 100% owned subsidiaries of the Parent that are not guarantors of the Obligations are limited by contractual obligations on their ability to pay cash dividends or make other distributions with respect to their equity interests.
For a discussion of the fair value of Altria’s long-term debt and the designation of its Euro denominated senior unsecured notes as a net investment hedge of its investment in ABI, see Note 7. Financial Instruments.

Note 10. Capital Stock
At December 31, 2021, Altria had 12 billion shares of authorized common stock; issued, repurchased and outstanding shares of common stock were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2018	2,805,961,317	(931,903,722)	1,874,057,595
Stock award activity	—	427,276	427,276
Repurchases of common stock	—	(16,503,317)	(16,503,317)
Balances, December 31, 2019	2,805,961,317	(947,979,763)	1,857,981,554
Stock award activity	—	437,611	437,611
Balances, December 31, 2020	2,805,961,317	(947,542,152)	1,858,419,165
Stock award activity	—	412,569	412,569
Repurchases of common stock	—	(35,656,116)	(35,656,116)
Balances, December 31, 2021	2,805,961,317	(982,785,699)	1,823,175,618
At December 31, 2021, Altria had 27,585,919 shares of common stock reserved for stock-based awards under Altria’s stock plans.
At December 31, 2021, 10 million shares of serial preferred stock, $1.00 par value, were authorized; no shares of serial preferred stock have been issued.
▪Dividends: In the third quarter of 2021, Altria’s Board of Directors (the “Board of Directors” or “Board”) approved a 4.7% increase in the quarterly dividend rate to $0.90 per share of Altria common stock versus the previous rate of $0.86 per share. The current annualized dividend rate is $3.60 per share. Future dividend payments remain subject to the discretion of the Board.
▪Share Repurchases: In July 2019, the Board of Directors authorized a $1.0 billion share repurchase program (the “July 2019 share repurchase program”). In April 2020, the Board rescinded the $500 million remaining in this program as part of Altria’s efforts to enhance its liquidity position in response to the COVID-19 pandemic.
In January 2021, the Board authorized a new $2.0 billion share repurchase program that it expanded to $3.5 billion in October 2021 (as expanded, the “January 2021 share repurchase program”). At December 31, 2021, Altria had $1,825 million remaining in the January

2021 share repurchase program. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.
Altria did not repurchase any shares in 2020. For the years ended December 31, 2021 and 2019, Altria’s total share repurchase activity was as follows:

	2021	2019
(in millions, except per share data)	January 2021 Share Repurchase Program	July 2019 Share Repurchase Program	January 2018 Share Repurchase Program (1)	Total
Total number of shares repurchased	35.7	10.1	6.4	16.5
Aggregate cost of shares repurchased	$1,675	$500	$345	$845
Average price per share of shares repurchased	$46.97	$49.29	$54.36	$51.24
(1) In January 2018, the Board of Directors authorized a $1.0 billion share repurchase program that it expanded to $2.0 billion in May 2018. The program was completed in June 2019.

Note 11. Stock Plans
In 2020, the Board of Directors adopted, and shareholders approved, the Altria Group, Inc. 2020 Performance Incentive Plan (the “2020 Plan”). The 2020 Plan succeeded the 2015 Performance Incentive Plan, under which no new awards were permitted to be made after May 31, 2020. Under the 2020 Plan, Altria may grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance stock units (“PSUs”) and other stock-based awards, as well as cash-based annual and long-term incentive awards to employees of Altria or any of its subsidiaries or affiliates. Any awards granted pursuant to the 2020 Plan may be in the form of performance-based awards, including PSUs subject to the achievement or satisfaction of performance goals and performance cycles. Up to 25 million shares of common stock may be issued under the 2020 Plan. In addition, under the 2015 Stock Compensation Plan for Non-Employee Directors (the “Directors Plan”), Altria may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria.
Shares available to be granted under the 2020 Plan and the Directors Plan at December 31, 2021, were 23,459,288 and 703,256, respectively.
▪RSUs: During the vesting period, RSUs include nonforfeitable rights to dividends or dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. RSUs are subject to forfeiture if certain employment conditions are not met. Altria estimates the number of awards expected to be forfeited and adjusts this estimate when subsequent information indicates that the actual number of forfeitures is likely to differ from previous estimates. RSUs generally vest three years after the grant date.
The fair value of the RSUs at the date of grant, net of estimated forfeitures, is amortized to expense ratably over the restriction period, which is generally three years. Altria recorded pre-tax compensation expense related to RSUs for the years ended December 31, 2021, 2020 and 2019 of $34 million, $31 million and $28 million, respectively. The deferred tax benefit recorded related to this compensation expense was $9 million, $8 million and $7 million for the years ended December 31, 2021, 2020 and 2019, respectively. The unamortized compensation expense related to RSUs was $59 million at December 31, 2021 and is expected to be recognized over a weighted-average period of approximately two years.
RSU activity was as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2020	2,239,379	$51.76
Granted	1,069,531	$45.22
Vested	(424,217)	$69.04
Forfeited	(182,231)	$46.09
Balance at December 31, 2021	2,702,462	$46.84
The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2021, 2020 and 2019 was $48 million, $49 million and $37 million, respectively, or $45.22, $42.59 and $52.03 per RSU, respectively. The total vesting date fair value of RSUs that vested during the years ended December 31, 2021, 2020 and 2019 was $19 million, $25 million and $30 million, respectively.
▪PSUs: Altria granted an aggregate of 229,494, 275,288 and 181,409 of PSUs during 2021, 2020 and 2019, respectively. The payout of the PSUs is based on the achievement of certain performance measures over the three-year performance period. For the 2021 and 2020 grants, these performance measures consist of Altria’s adjusted diluted earnings per share compounded annual growth rate and a cash conversion measure for Altria. Additionally, the payout resulting from the performance measures is then adjusted up or down by a total shareholder return (“TSR”) performance multiplier, which depends on Altria’s relative TSR to a predetermined peer group. For the 2019 grant, the performance measures consist of Altria’s adjusted diluted earnings per share compounded annual growth rate and Altria’s TSR relative to a predetermined peer group. PSUs are subject to forfeiture if certain employment conditions are not met. At December 31, 2021, Altria had 554,551 PSUs outstanding, with a weighted-average grant date fair value of $46.58 per PSU. The fair value of PSUs at the date of grant, net of estimated forfeitures, is amortized to expense over the performance period. Altria recorded pre-tax compensation expense related to PSUs for the years ended December 31, 2021, 2020 and 2019 of $6 million, $4 million and $4 million, respectively. The unamortized compensation expense related to PSUs was $12 million at December 31, 2021.

Note 12. Earnings (Losses) per Share
Basic and diluted earnings (losses) per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Net earnings (losses) attributable to Altria	$2,475	$4,467	$(1,293)
Less: Distributed and undistributed earnings attributable to share-based awards	(11)	(8)	(7)
Earnings (losses) for basic and diluted EPS	$2,464	$4,459	$(1,300)
Weighted-average shares for basic EPS	1,845	1,858	1,869
Plus: contingently issuable PSUs	—	1	—
Weighted-average shares for diluted EPS	1,845	1,859	1,869

Note 13. Other Comprehensive Earnings/Losses
The following tables set forth the changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria:

(in millions)	Benefit Plans	ABI		Currency Translation Adjustments and Other	Accumulated Other Comprehensive Losses
Balances, December 31, 2018	$(2,168)	$(374)		$(5)	$(2,547)
Other comprehensive earnings (losses) before reclassifications	(204)	(367)		26	(545)
Deferred income taxes	51	75		—	126
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(153)	(292)		26	(419)

Amounts reclassified to net earnings (losses)	173	(34)		—	139
Deferred income taxes	(44)	7		—	(37)
Amounts reclassified to net earnings (losses), net of deferred income taxes	129	(27)		—	102

Other comprehensive earnings (losses), net of deferred income taxes	(24)	(319)	(1)	26	(317)
Balances, December 31, 2019	(2,192)	(693)		21	(2,864)
Other comprehensive earnings (losses) before reclassifications	(454)	(1,613)		(4)	(2,071)
Deferred income taxes	115	352		—	467
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	(339)	(1,261)		(4)	(1,604)

Amounts reclassified to net earnings (losses)	148	21		—	169
Deferred income taxes	(37)	(5)		—	(42)
Amounts reclassified to net earnings (losses), net of deferred income taxes	111	16		—	127

Other comprehensive earnings (losses), net of deferred income taxes	(228)	(1,245)	(1)	(4)	(1,477)
Balances, December 31, 2020	(2,420)	(1,938)		17	(4,341)
Other comprehensive earnings (losses) before reclassifications	961	627		25	1,613
Deferred income taxes	(245)	(141)		—	(386)
Other comprehensive earnings (losses) before reclassifications, net of deferred income taxes	716	486		25	1,227

Amounts reclassified to net earnings (losses)	122	(76)		35	81
Deferred income taxes	(30)	16		(9)	(23)
Amounts reclassified to net earnings (losses), net of deferred income taxes	92	(60)		26	58

Other comprehensive earnings (losses), net of deferred income taxes	808	426	(1)	51	1,285
Balances, December 31, 2021	$(1,612)	$(1,512)		$68	$(3,056)
(1) Primarily reflects Altria’s share of ABI’s currency translation adjustments and the impact of Altria’s designated net investment hedges. For further discussion of designated net investment hedges, see Note 7. Financial Instruments.

The following table sets forth pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings (losses):

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Benefit Plans: (1)
Net loss	$163	$173	$200
Prior service cost/credit	(41)	(25)	(27)
	122	148	173
ABI (2)	(76)	21	(34)
Other (3)	35	—	—
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings (losses)	$81	$169	$139
(1) Amounts are included in net defined benefit plan costs. For further details, see Note 16. Benefit Plans.
(2) Amounts are included in (income) losses from equity investments. For further information, see Note 6. Investments in Equity Securities.
(3) Amounts are included in marketing, administration and research costs and are related to the Ste. Michelle Transaction. For further details, see Note 16. Benefit Plans.

Note 14. Income Taxes
Earnings (losses) before income taxes and provision for income taxes consisted of the following:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Earnings (losses) before income taxes:
United States	$4,239	$6,842	$266
Outside United States	(415)	48	500
Total	$3,824	$6,890	$766
Provision (benefit) for income taxes:
Current:
Federal	$1,965	$2,025	$1,686
State and local	542	553	470
Outside United States	2	22	3
	2,509	2,600	2,159
Deferred:
Federal	(1,190)	(130)	(78)
State and local	30	(34)	(19)
Outside United States	—	—	2
	(1,160)	(164)	(95)
Total provision (benefit) for income taxes	$1,349	$2,436	$2,064
Altria’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal income tax statute of limitations remains open for the year 2016 and forward, with years 2017 through 2018 currently under examination by the Internal Revenue Service (“IRS”) as part of an audit conducted in the ordinary course of business. State statutes of limitations generally remain open for the year 2016 and forward. Certain of Altria’s state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Balance at beginning of year	$74	$64	$85
Additions for tax positions of prior years	40	12	32
Reductions for tax positions due to lapse of statutes of limitations	(5)	—	—
Reductions for tax positions of prior years	(23)	(2)	(16)
Tax settlements	(33)	—	(37)
Balance at end of year	$53	$74	$64
Unrecognized tax benefits and Altria’s consolidated liability for tax contingencies were as follows at December 31:

(in millions)	2021	2020
Unrecognized tax benefits	$53	$74
Accrued interest and penalties	11	15
Tax credits and other indirect benefits	—	(1)
Liability for tax contingencies	$64	$88
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2021 was $31 million, along with $22 million affecting deferred taxes. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2020 was $47 million, along with $27 million affecting deferred taxes.
Altria recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision.
For the years ended December 31, 2021, 2020 and 2019, Altria recognized in its consolidated statements of earnings (losses) $(4) million, $4 million and $6 million, respectively, of gross interest (income) expense associated with uncertain tax positions.
Altria is subject to income taxation in many jurisdictions. Unrecognized tax benefits reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within the control of Altria. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $17 million.
A reconciliation between actual income taxes and amounts computed by applying the federal statutory rate to earnings (losses) before income taxes is as follows:

	For the Years Ended December 31,
	2021		2020		2019
(dollars in millions)	$	%	$	%	$	%
U.S. federal statutory rate	$803	21.0%	$1,447	21.0%	$161	21.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	451	11.8	410	6.0	356	46.5
Tax basis in foreign investments	25	0.7	23	0.3	84	11.0
Uncertain tax positions	(25)	(0.7)	9	0.1	(40)	(5.2)
Investment in ABI	(31)	(0.8)	(16)	(0.2)	(210)	(27.4)
Investment in JUUL	7	0.2	537	7.8	1,808	236.0
Investment in Cronos	128	3.3	20	0.3	(66)	(8.6)
Other (1)	(9)	(0.2)	6	0.1	(29)	(3.8)
Effective tax rate	$1,349	35.3%	$2,436	35.4%	$2,064	269.5%
(1) Other in 2019 is primarily deferred profit sharing dividends tax benefit of $21 million and immaterial miscellaneous items.
The tax provision (benefit) in 2021 was impacted by the state tax treatment of the impairment charge on Altria’s equity investment in ABI. The tax provision (benefit) in 2021 also included net tax expense of $128 million related to Altria’s Investment in Cronos, including an addition to a valuation allowance on a deferred tax asset.
The tax provision (benefit) in 2020 included tax expense of $612 million for a valuation allowance on a deferred tax asset related to Altria’s impairment of its investment in JUUL in the third quarter of 2020, partially offset by a $24 million tax benefit reflecting the release of a portion of the valuation allowance related to a reduction of a deferred tax asset associated with an increase in the estimated fair value of JUUL in the fourth quarter of 2020.
The tax provision (benefit) in 2019 included tax expense of $2,024 million for a valuation allowance on a deferred tax asset related to Altria’s impairment of its investment in JUUL, tax expense of $84 million resulting from a partial reversal of the tax basis benefit associated with the deemed repatriation tax recorded in 2017 and tax expense of $38 million for a valuation allowance against foreign tax credits not realizable. These amounts were partially offset by a tax benefit of $105 million for amended tax returns and audit adjustments relating to prior years, a tax benefit of $100 million for accruals no longer required and a net tax benefit of $79 million related to Altria’s Investment in Cronos, including a valuation allowance release on a deferred tax asset.
The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31:

(in millions)	2021	2020
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$387	$524
Settlement charges	835	888
Accrued pension costs	—	148
Investment in JUUL	2,652	2,642
Investment in Cronos	403	128
Net operating losses and tax credit carryforwards	46	81
Total deferred income tax assets	4,323	4,411
Deferred income tax liabilities:
Property, plant and equipment	(216)	(273)
Intangible assets	(2,802)	(2,806)
Investment in ABI	(1,695)	(2,819)
Finance assets, net	(29)	(117)
Accrued pension costs	(55)	—
Other	(94)	(12)
Total deferred income tax liabilities	(4,891)	(6,027)
Valuation allowances	(3,097)	(2,817)
Net deferred income tax liabilities	$(3,665)	$(4,433)
At December 31, 2021, Altria had estimated gross state tax net operating losses of $272 million that, if unused, will expire in 2022 through 2038.
A reconciliation of the beginning and ending valuation allowances was as follows:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Balance at beginning of year	$2,817	$2,324	$71
Additions to valuation allowance related to Altria’s initial Investment in Cronos	—	—	352
Additions to valuation allowance charged to income tax expense	401	692	2,063
Reductions to valuation allowance credited to income tax benefit	(118)	(200)	(159)
Foreign currency translation	(3)	1	(3)
Balance at end of year	$3,097	$2,817	$2,324
Altria determines the realizability of deferred tax assets based on the weight of available evidence, that it is more-likely-than-not that the deferred tax asset will not be realized. In reaching this determination, Altria considers all available positive and negative evidence, including the character of the loss, carryback and carryforward considerations, future reversals of temporary differences and available tax planning strategies.

The changes in valuation allowances during 2021 were primarily due to deferred tax assets recorded in connection with Altria’s Investment in Cronos. The cumulative valuation allowance at December 31, 2021 was primarily attributable to deferred tax assets recorded in connection with Altria’s investment in JUUL ($2,652 million) and its Investment in Cronos ($407 million).
The 2020 valuation allowance was primarily attributable to deferred tax assets recorded in connection with the impairments of Altria’s investment in JUUL ($2,610 million), and its Investment in Cronos ($121 million).
The 2019 valuation allowance was primarily attributable to the deferred tax asset recorded in connection with the impairment of Altria’s investment in JUUL. Altria recorded a full valuation allowance of $2,024 million against this deferred tax asset. For a discussion regarding the impairment of Altria’s investment in JUUL, see Note 6. Investments in Equity Securities.

Note 15. Segment Reporting
The products of Altria’s subsidiaries include smokeable tobacco products, consisting of combustible cigarettes manufactured and sold by PM USA, and machine-made large cigars and pipe tobacco manufactured and sold by Middleton; oral tobacco products, consisting of MST and snus products manufactured and sold by USSTC, and oral nicotine pouches manufactured and sold by Helix. The products and services of these subsidiaries constitute Altria’s reportable segments of smokeable products and oral tobacco products at December 31, 2021. The financial services and the innovative tobacco products businesses, which include the heated tobacco business and Helix ROW, are included in all other.
On October 1, 2021, UST sold IWS, which included Ste. Michelle, for a net purchase price of approximately $1.2 billion. Prior to October 1, 2021, wine produced and/or sold by Ste. Michelle was a reportable segment. For further discussion, see Note 1. Background and Basis of Presentation and Asset Impairment, Exit, Implementation, Acquisition and Disposition-Related Costs - Ste. Michelle Transaction below.
Altria’s chief operating decision maker (the “CODM”) reviews operating companies income (loss) (“OCI”) to evaluate the performance of, and allocate resources to, the segments. OCI for the segments is defined as operating income before general corporate expenses and amortization of intangibles. Interest and other debt expense, net, along with net periodic benefit income/cost, excluding service cost, and provision (benefit) for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by the CODM. Information about total assets by segment is not disclosed because such information is not reported to or used by the CODM. Substantially all of Altria’s long-lived assets are located in the United States. Segment goodwill and other intangible assets, net, are disclosed in Note 4. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Net revenues:
Smokeable products	$22,866	$23,089	$21,996
Oral tobacco products	2,608	2,533	2,367
Wine	494	614	689
All other	45	(83)	58
Net revenues	$26,013	$26,153	$25,110
Earnings before income taxes:
OCI:
Smokeable products	$10,394	$9,985	$9,009
Oral tobacco products	1,659	1,718	1,580
Wine	21	(360)	(3)
All other	(97)	(172)	(16)
Amortization of intangibles	(72)	(72)	(44)
General corporate expenses	(345)	(227)	(199)
Corporate asset impairment and exit costs	—	1	(1)
Operating income	11,560	10,873	10,326
Interest and other debt expense, net	1,162	1,209	1,280
Loss on early extinguishment of debt	649	—	—
Net periodic benefit income, excluding service cost	(202)	(77)	(37)
(Income) losses from equity investments	5,979	111	(1,725)
Impairment of JUUL equity securities	—	2,600	8,600
Loss on Cronos-related financial instruments	148	140	1,442
Earnings before income taxes	$3,824	$6,890	$766
The smokeable products segment included net revenues of $21,877 million, $22,135 million and $21,158 million for the years ended December 31, 2021, 2020 and 2019, respectively, related to cigarettes and net revenues of $989 million, $954 million and $838 million for the years ended December 31, 2021, 2020 and 2019, respectively, related to cigars.
Substantially all of Altria’s net revenues are from sales generated in the United States for the years ended December 31, 2021, 2020 and 2019. PM USA, USSTC, Helix and Middleton’s customer, McLane Company, Inc., accounted for approximately 23%, 26% and 25% of Altria’s consolidated net revenues for the years ended December 31, 2021, 2020 and 2019, respectively. In addition, Performance Food Group Company, which acquired Core-Mark Holding Company, Inc. in 2021, also accounted for approximately 23% of Altria’s consolidated net revenues for the year ended December 31, 2021. Core-Mark Holding Company, Inc. accounted for 17% and 15% of Altria’s consolidated net revenues for the years ended December 31, 2020 and 2019, respectively. Substantially all of these net revenues were reported in the smokeable products and oral tobacco products segments. No other customer accounted for more than 10% of Altria’s consolidated net revenues for the years ended December 31, 2021, 2020 and 2019.

Details of Altria’s depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Depreciation expense:
Smokeable products	$80	$81	$88
Oral tobacco products	34	32	27
Wine	27	40	41
General corporate and other	31	32	26
Total depreciation expense	$172	$185	$182
Capital expenditures:
Smokeable products	$48	$49	$61
Oral tobacco products	43	67	44
Wine	12	31	63
General corporate and other	66	84	78
Total capital expenditures	$169	$231	$246
The comparability of OCI for the reportable segments and the all other category was affected by the following:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: Pre-tax (income) expense for NPM adjustment items was recorded to Altria’s consolidated statements of earnings (losses) as follows:

	For the Years Ended December 31,
(in millions)	2021	2020
Smokeable products segment	$(53)	$4
Interest and other debt expense, net	(23)	—
Total	$(76)	$4
NPM adjustment items result from the resolutions of certain disputes with states and territories related to the NPM adjustment provision under the 1998 Master Settlement Agreement (such dispute resolutions are referred to as “NPM Adjustment Items” and are more fully described in Health Care Cost Recovery Litigation in Note 18. Contingencies). The amounts shown in the table above for the smokeable products segment were recorded as (reductions) increases to cost of sales, which (increased) decreased OCI in the smokeable products segment. No NPM adjustment items were recorded for 2019.
▪Tobacco and Health and Certain Other Litigation Items: Pre-tax charges related to tobacco and health and certain other litigation items were recorded in Altria’s consolidated statements of earnings (losses) as follows:

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Smokeable products segment	$83	$79	$72
General corporate	90	—	—
Interest and other debt expense, net	9	4	5
Total	$182	$83	$77
The amounts shown in the table above for the smokeable products segment and general corporate were recorded in marketing, administration and research costs. For further discussion, see Note 18. Contingencies.
▪COVID-19 Special Items: Net pre-tax charges of $50 million ($41 million in the smokeable products segment and $9 million in the oral tobacco products segment) related to the COVID-19 pandemic were recorded in Altria’s consolidated statement of earnings (losses) for the year ended December 31, 2020. The net pre-tax charges, which were directly related to disruptions caused by or efforts to mitigate the impact of the COVID-19 pandemic, were all recorded in costs of sales and included premium pay, personal protective equipment and health screenings, which were partially offset by certain employment tax credits. The COVID-19 special items do not include the inventory-related implementation costs associated with the wine business strategic reset which are included in asset impairment, exit, implementation, acquisition and disposition-related costs. These implementation costs were due to increased inventory levels, which were further negatively impacted by the COVID-19 pandemic, including economic uncertainty and government restrictions.

▪Asset Impairment, Exit, Implementation, Acquisition and Disposition-Related Costs: For the years ended December 31, 2021, 2020 and 2019, Altria recorded pre-tax asset impairment, exit and implementation costs of $1 million, $407 million and $216 million, respectively. For a breakdown of asset impairment, exit and implementation costs by segment, see Note 5. Asset Impairment, Exit and Implementation Costs.
In addition, in 2021 the comparability of OCI was further impacted by the following disposition and acquisition-related costs:
Ste. Michelle Transaction: For the year ended December 31, 2021, net pre-tax disposition-related costs of $51 million were recorded in the wine segment, which consisted of a net pre-tax charge of $41 million to record the assets and liabilities associated with the Ste. Michelle Transaction at their fair value less costs to sell and $10 million of other disposition-related costs. The total net pre-tax charges of $51 million were recorded in marketing, administration and research costs in Altria’s consolidated statements of earnings (losses).
Acquisition-Related Costs: For the year ended December 31, 2021, Altria recorded pre-tax acquisition-related costs of $37 million in the oral tobacco products segment primarily for the settlement of an arbitration related to the 2019 on! transaction. These costs were included in marketing, administration and research costs in Altria’s consolidated statements of earnings (losses).
▪PMCC Residual Value Adjustments: For the year ended December 31, 2020, PMCC recorded pre-tax charges of $125 million (as a reduction to net revenues in the all other category) related to the decrease in unguaranteed residual values of certain leased assets. There were no such adjustments in 2021 or 2019.

Note 16. Benefit Plans
Subsidiaries of Altria sponsor noncontributory defined benefit pension plans covering certain employees of Altria and its subsidiaries. Employees hired on or after a date specific to their employee group, except for certain employees of UST’s subsidiaries and Middleton, are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. Altria and its subsidiaries also provide postretirement health care and other benefits to certain retired employees.
The plan assets and benefit obligations of Altria’s pension plans and postretirement plans are measured at December 31 of each year.
The discount rates for Altria’s plans were based on a yield curve developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the pension and postretirement benefit obligations.

▪Obligations and Funded Status: The benefit obligations, plan assets and funded status of Altria’s pension and postretirement plans were as follows at December 31:

	Pension			Postretirement
(in millions)	2021		2020	2021	2020
Change in benefit obligation:
Benefit obligation at beginning of year	$9,465		$8,659	$2,229	$2,091
Service cost	68		74	20	16
Interest cost	184		251	38	59
Benefits paid	(465)		(477)	(104)	(107)
Actuarial (gains) losses	(523)		970	(150)	169
Plan amendments	8		(12)	(345)	1
Divestiture	(193)	(1)	—	—	—
Benefit obligation at end of year	8,544		9,465	1,688	2,229
Change in plan assets:
Fair value of plan assets at beginning of year	8,911		8,167	201	213
Actual return on plan assets	466		1,188	21	21
Employer contributions	26		33	—	—
Benefits paid	(465)		(477)	(37)	(33)
Divestiture	(145)	(1)	—	—	—
Fair value of plan assets at end of year	8,793		8,911	185	201
Funded status at December 31	$249		$(554)	$(1,503)	$(2,028)
Amounts recognized on Altria’s consolidated balance sheets were as follows:
Other accrued liabilities	$(27)		$(23)	$(67)	$(77)
Accrued pension costs	(200)		(551)	—	—
Other assets	476		20	—	—
Accrued postretirement health care costs	—		—	(1,436)	(1,951)
	$249		$(554)	$(1,503)	$(2,028)
(1) Divestiture of benefit obligations and plan assets related to the Ste. Michelle Transaction. For further discussion, see Note 1. Background and Basis of Presentation.
The table above presents the projected benefit obligation for Altria’s pension plans. The accumulated benefit obligation, which represents benefits earned to date, for the pension plans was $8.2 billion and $9.1 billion at December 31, 2021 and 2020, respectively.
Actuarial (gains) losses for the years ended December 31, 2021 and 2020 for the pension and postretirement plans were due primarily to changes in the discount rate. Actuarial (gains) losses for the pension plans for the year ended December 31, 2021 were further impacted by changes to mortality rate assumptions.
Plan amendments for the postretirement plans for the year ended December 31, 2021 included several plan changes announced in June 2021 to Altria’s salaried retiree healthcare plans, primarily changing its post-age 65 coverage to a private medicare marketplace. These amendments triggered a plan remeasurement in June 2021, resulting in a reduction of $432 million (including discount rate impact and other changes) to the postretirement obligation in the second quarter of 2021 and a corresponding reduction to its accumulated other comprehensive losses.
For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2021, the accumulated benefit obligation and fair value of plan assets were $176 million and $0 million, respectively. For pension plans with accumulated benefit obligations in excess of plan assets at December 31, 2020, the accumulated benefit obligation and fair value of plan assets were $393 million and $149 million, respectively.
For pension plans with projected benefit obligations in excess of plan assets at December 31, 2021, the projected benefit obligation and fair value of plan assets were $227 million and $0 million, respectively. For pension plans with projected benefit obligations in excess of plan assets at December 31, 2020, the projected benefit obligation and fair value of plan assets were $9,324 million and $8,750 million, respectively.
At December 31, 2021 and 2020, the accumulated postretirement benefit obligations were in excess of plan assets for all postretirement plans.

The following assumptions were used to determine Altria’s pension and postretirement benefit obligations at December 31:

	Pension		Postretirement
	2021	2020	2021	2020
Discount rate	3.0%	2.7%	2.9%	2.6%
Rate of compensation increase - long-term	4.0	4.0	—	—
Health care cost trend rate assumed for next year	—	—	6.5	6.5
Ultimate trend rate	—	—	5.0	5.0
Year that the rate reaches the ultimate trend rate	—	—	2027	2027
▪Components of Net Periodic Benefit Cost (Income): Net periodic benefit cost (income) consisted of the following for the years ended December 31:

	Pension			Postretirement
(in millions)	2021	2020	2019	2021	2020	2019
Service cost	$68	$74	$70	$20	$16	$16
Interest cost	184	251	306	38	59	76
Expected return on plan assets	(522)	(502)	(576)	(14)	(14)	(15)
Amortization:
Net loss	131	134	159	22	10	5
Prior service cost (credit)	5	5	6	(46)	(30)	(30)
Settlement and curtailment	—	10	27	—	—	5
Net periodic benefit cost (income)	$(134)	$(28)	$(8)	$20	$41	$57
Settlement and curtailment shown in the table above for 2019 primarily relates to the cost reduction program discussed in Note 5. Asset Impairment, Exit and Implementation Costs.
The amounts included in settlement and curtailment in the table above were comprised of the following changes:

	Pension		Postretirement
(in millions)	2020	2019	2019
Benefit obligation	$—	$6	$10
Other comprehensive earnings/losses:
Net loss	10	20	—
Prior service cost (credit)	—	1	(5)
	$10	$27	$5
The following assumptions were used to determine Altria’s net periodic benefit cost for the years ended December 31:

	Pension			Postretirement
	2021	2020	2019	2021	2020	2019
Discount rates:
Service cost	3.1%	3.7%	4.6%	3.1%	3.6%	4.5%
Interest cost	2.0	3.0	4.0	2.0	3.0	4.0
Expected rate of return on plan assets	6.6	6.6	7.8	7.7	7.7	7.8
Rate of compensation increase - long-term	4.0	4.0	4.0	—	—	—
Health care cost trend rate	—	—	—	6.5	6.5	6.5
▪Defined Contribution Plans: Altria sponsors deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of earnings, as defined by the plans. Amounts charged to expense for these defined contribution plans totaled $90 million, $88 million and $78 million in 2021, 2020 and 2019, respectively.
▪Pension and Postretirement Plan Assets: In managing its pension assets, Altria implements a liability-driven investment framework that aligns plan assets with liabilities. In the fourth quarter of 2021, Altria adjusted its target asset allocation for the majority of its pension plan assets from an equity/fixed income allocation of 30%/70% to a target allocation of 20%/80%. The objective of this change is to further reduce the overall exposure to equity volatility and more closely align the values of plan assets with the liabilities. The target allocation between fixed income and growth assets balances pension liability hedging and asset growth in order to maintain the plan’s funded status and cover incremental service accruals and interest cost. Liability hedging is achieved through investing in rate-sensitive fixed income securities, primarily corporate bonds and U.S. Treasuries, while growth assets are comprised of publicly traded equity securities.
Altria’s investment strategy for its postretirement plan assets is aimed at maximizing the total asset return based on expectation that equity securities will outperform debt securities over the long term and reflects the maturity structure of the benefit obligation. The equity/fixed income target allocation for postretirement plan assets remains unchanged at 55%/45%.
Altria believes that it implements these investment strategies in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities.
The actual composition of Altria’s plan assets at December 31, 2021 was broadly characterized with the following allocation:

	Pension	Postretirement
Equity securities	31%	56%
Corporate bonds	53%	35%
U.S. Treasury and foreign government securities	16%	9%
Altria’s pension and postretirement plan asset performance is monitored on an ongoing basis to adjust the mix as necessary to achieve the target allocation.
Substantially all pension and all postretirement assets can be used to make monthly benefit payments.
Altria’s investment objective for its pension and postretirement plan assets is accomplished by investing in long-duration fixed income securities that primarily include U.S. corporate bonds of companies from diversified industries and U.S. Treasury securities that mirror Altria’s pension obligation benchmark, as well as U.S. and international equity index strategies that are intended to mirror broad market indices, including, the Standard & Poor’s 500 Index and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Altria’s pension and postretirement plans also invest in actively managed international equity securities of mid and small cap companies located in developed and emerging markets. For pension plan assets, the allocation to below investment grade securities represented approximately 16% of the fixed income holdings or approximately 11% of the total plan assets at December 31, 2021. The allocation to emerging markets represented less than 1% of total plan assets at December 31, 2021. For postretirement plan assets, the allocation to below investment grade securities represented approximately 8% of the fixed income holdings or approximately 3% of the total plan assets at December 31, 2021. There were no postretirement plan assets invested in emerging markets at December 31, 2021.
Altria’s risk management practices for its pension and postretirement plans include (i) ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, (ii) periodic rebalancing between equity and debt asset classes and (iii) annual actuarial re-measurement of plan liabilities.
Altria’s expected rate of return on pension and postretirement plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the long-term historical averages exhibited by returns on equity and fixed income securities. As a result of the target asset allocation change described above, Altria has reduced its expected rate of return assumption for determining its pension net periodic benefit cost (income) from 6.6% in 2021 to 6.1% in 2022. For determining its postretirement net periodic benefit cost (income), Altria’s 2022 expected rate of return assumption remains unchanged from prior year at 7.7%.

The fair values of the pension plan assets by asset category were as follows at December 31:

	2021			2020
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$1,147	$1,147	$—	$950	$950
U.S. municipal bonds	—	60	60	—	64	64
Foreign government and agencies	—	88	88	—	90	90
Corporate debt instruments:
Above investment grade	—	3,442	3,442	—	3,760	3,760
Below investment grade and no rating	—	1,032	1,032	—	868	868
Common stock:
International equities	373	—	373	316	—	316
U.S. equities	856	—	856	970	—	970
Other, net	52	237	289	21	356	377
	$1,281	$6,006	$7,287	$1,307	$6,088	$7,395
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds
U.S. large cap			$873			$924
U.S. small cap			462			455
International developed markets			125			114
Total investments measured at NAV			$1,460			$1,493

Other			46			23
Fair value of plan assets, net			$8,793			$8,911
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2021 and 2020.
The fair value of the postretirement plan assets were as follows at December 31:

	2021			2020
(in millions)	Level 1	Level 2	Total	Level 1	Level 2	Total
U.S. and foreign government securities or their agencies:
U.S. government and agencies	$—	$5	$5	$—	$6	$6
Foreign government and agencies	—	3	3	—	4	4
Corporate debt instruments:
Above investment grade	—	55	55	—	55	55
Below investment grade and no rating	—	10	10	—	11	11
Other, net	—	—	—	—	7	7
	$—	$73	$73	$—	$83	$83
Investments measured at NAV as a practical expedient for fair value:
Collective investment funds:
U.S. large cap			$84			$97
International developed markets			25			25
Total investments measured at NAV			$109			$122

Other			3			(4)
Fair value of plan assets, net			$185			$201
There were no Level 3 postretirement plan holdings or transactions during 2021 and 2020.

For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.
▪U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities and municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. Matrix pricing, yield curves and indices are used when broker quotes are not available.
▪Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.
▪Collective Investment Funds: Collective investment funds consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective collective investment funds. The underlying assets are valued based on the net asset value (“NAV”), which is provided by the investment account manager as a practical expedient to estimate fair value. These investments are not classified by level but are disclosed to permit reconciliation to the fair value of plan assets.
Cash Flows: Altria makes contributions to the pension plans to the extent that the contributions are tax deductible and pays benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, Altria anticipates making employer contributions to its pension and postretirement plans of up to approximately $30 million for each in 2022. However, the foregoing estimates of 2022 contributions to the pension and postretirement plans are subject to change as a result of changes in tax and other benefit laws, changes in interest rates, as well as asset performance significantly above or below the assumed long-term rate of return for each respective plan.
Estimated future benefit payments at December 31, 2021 were as follows:

(in millions)	Pension	Postretirement
2022	$499	$107
2023	477	103
2024	476	99
2025	479	96
2026	478	95
2027-2031	2,387	472
Comprehensive Earnings/Losses
The amounts recorded in accumulated other comprehensive losses at December 31, 2021 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,093)	$(362)	$(32)	$(2,487)
Prior service (cost) credit	(30)	340	(5)	305
Deferred income taxes	549	12	9	570
Amounts recorded in accumulated other comprehensive losses	$(1,574)	$(10)	$(28)	$(1,612)
The amounts recorded in accumulated other comprehensive losses at December 31, 2020 consisted of the following:

(in millions)	Pension	Post- retirement	Post- employment	Total
Net loss	$(2,689)	$(541)	$(44)	$(3,274)
Prior service (cost) credit	(27)	41	(5)	9
Deferred income taxes	702	132	11	845
Amounts recorded in accumulated other comprehensive losses	$(2,014)	$(368)	$(38)	$(2,420)

The movements in other comprehensive earnings/losses during the year ended December 31, 2021 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings (losses) as components of net periodic benefit cost:
Amortization:
Net loss	$131	$22	$10	$163
Prior service cost/credit	5	(46)	—	(41)
Other expense (income):
Net loss	—	—	—	—
Prior service cost/credit	—	—	—	—
Deferred income taxes	(35)	7	(2)	(30)
	$101	$(17)	$8	$92
Other movements during the year:
Net loss	$465	$157	$2	$624
Prior service cost/credit	(8)	345	—	337
Deferred income taxes	(118)	(127)	—	(245)
	$339	$375	$2	$716
Total movements in other comprehensive earnings/losses	$440	$358	$10	$808
The movements in other comprehensive earnings/losses during the year ended December 31, 2020 were as follows:

(in millions)	Pension	Post-retirement	Post-employment	Total
Amounts reclassified to net earnings (losses) as components of net periodic benefit cost:
Amortization:
Net loss	$134	$10	$19	$163
Prior service cost/credit	5	(30)	—	(25)
Other expense (income):
Net loss	10	—	—	10
Prior service cost/credit	—	—	—	—
Deferred income taxes	(37)	5	(5)	(37)
	$112	$(15)	$14	$111
Other movements during the year:
Net loss	$(268)	$(162)	$(18)	$(448)
Prior service cost/credit	(5)	(1)	—	(6)
Deferred income taxes	69	41	5	115
	$(204)	$(122)	$(13)	$(339)
Total movements in other comprehensive earnings/losses	$(92)	$(137)	$1	$(228)

The movements in other comprehensive earnings/losses during the year ended December 31, 2019 were as follows:

(in millions)	Pension	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings (losses) as components of net periodic benefit cost:
Amortization:
Net loss	$159	$5	$20	$184
Prior service cost/credit	6	(30)	1	(23)
Other expense (income):
Net loss	20	—	(4)	16
Prior service cost/credit	1	(5)	—	(4)
Deferred income taxes	(47)	7	(4)	(44)
	$139	$(23)	$13	$129
Other movements during the year:
Net loss	(153)	(67)	17	(203)
Prior service cost/credit	—	(1)	—	(1)
Deferred income taxes	38	18	(5)	51
	$(115)	$(50)	$12	$(153)
Total movements in other comprehensive earnings/losses	$24	$(73)	$25	$(24)

Note 17. Additional Information

	For the Years Ended December 31,
(in millions)	2021	2020	2019
Research and development expense	$145	$131	$168
Interest and other debt expense, net:
Interest expense	$1,188	$1,223	$1,322
Interest income	(26)	(14)	(42)
	$1,162	$1,209	$1,280
The activity in the allowance for discounts and allowance for returned goods was as follows:

	For the Years Ended December 31,
(in millions)	2021		2020		2019
	Discounts	Returned Goods	Discounts	Returned Goods	Discounts	Returned Goods
Balance at beginning of year	$—	$40	$—	$32	$—	$32
Charged to costs and expenses	647	124	633	98	604	127
Deductions (1)	(647)	(114)	(633)	(90)	(604)	(127)
Balance at end of year	$—	$50	$—	$40	$—	$32
(1) Represents the recording of discounts and returns for which allowances were created.

Note 18. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various U.S. and foreign jurisdictions against Altria and its subsidiaries, including PM USA and USSTC, as well as their respective indemnitees and Altria’s investees. Various types of claims may be raised in these proceedings, including product liability, unfair trade practices, antitrust, tax, contraband shipments, patent infringement, employment matters, claims alleging violation of the Racketeer Influenced and Corrupt Organizations Act (“RICO”), claims for contribution and claims of competitors, shareholders or distributors. Legislative action, such as changes to tort law, also may expand the types of claims and remedies available to plaintiffs.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, have ranged in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, Altria or its subsidiaries may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, Altria or its subsidiaries under certain circumstances may have to pay more than their proportionate share of any bonding- or judgment-related amounts. Furthermore, in those cases where plaintiffs are successful, Altria or its subsidiaries also may be required to pay interest and attorneys’ fees.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 47 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. States, including Florida, also may seek to repeal or alter bond cap statutes through legislation. Although Altria cannot predict the outcome of such challenges, it is possible that the consolidated results of operations, cash flows or financial position of Altria, or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
Altria and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 18. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Litigation defense costs are expensed as incurred.
Altria and its subsidiaries have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that the consolidated results of operations, cash flows or financial position of Altria, or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Altria and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. Each of the companies has defended, and will continue to defend, vigorously against litigation challenges. However, Altria and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of Altria to do so.

Judgments Paid and Provisions for Tobacco and Health (Including Engle Progeny Litigation) and Certain Other Litigation Items: The changes in Altria’s accrued liability for tobacco and health and certain other litigation items, including related interest costs, for the periods specified below are as follows:

(in millions)	2021	2020	2019
Accrued liability for tobacco and health and certain other litigation items at beginning of period	$9	$14	$112
Pre-tax charges for:
Tobacco and health litigation	83	79	72
Agreement to resolve shareholder class action (1)	90	—	—
Related interest costs	9	4	5
Payments	(100)	(88)	(175)
Accrued liability for tobacco and health and certain other litigation items at end of period	$91	$9	$14
(1) See Shareholder Class Action and Shareholder Derivative Lawsuits below for a discussion of the shareholder class action case and related settlement.
The accrued liability for tobacco and health and certain other litigation items, including related interest costs, was included in accrued liabilities on Altria’s consolidated balance sheets. Pre-tax charges for tobacco and health and certain other litigation were included in marketing, administration and research costs on Altria’s consolidated statements of earnings (losses). Pre-tax charges for related interest costs were included in interest and other debt expense, net on Altria’s consolidated statements of earnings (losses).
After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid judgments and settlements (including related costs and fees) totaling approximately $896 million and interest totaling approximately $227 million as of December 31, 2021. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $410 million and related interest totaling approximately $56 million.
Security for Judgments: To obtain stays of judgments pending appeal, PM USA has posted various forms of security. As of December 31, 2021, PM USA has posted appeal bonds totaling approximately $50 million, which have been collateralized with restricted cash that are included in assets on the consolidated balance sheets.
Overview of Altria and/or PM USA Tobacco-Related Litigation
Types and Number of U.S. Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iii) e-vapor cases alleging violation of RICO, fraud, failure to warn, design defect, negligence, antitrust and unfair trade practices; and (iv) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in tobacco-related litigation are discussed below.

The table below lists the number of certain tobacco-related cases pending in the U.S. against PM USA and/or Altria at December 31:

	2021	2020	2019
Individual Smoking and Health Cases (1)	176	148	104
Health Care Cost Recovery Actions (2)	1	1	1
E-vapor Cases (3)	3,296	1,563	101
Other Tobacco-Related Cases (4)	3	3	4
(1) Includes as of December 31, 2021, 18 cases filed in Illinois, 17 cases filed in New Mexico, 42 cases filed in Massachusetts and 67 non-Engle cases filed in Florida. Does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (these Engle progeny cases are discussed below in Smoking and Health Litigation - Engle Class Action). Also does not include 1,471 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allowed class members to file individual lawsuits seeking compensatory damages, but prohibited them from seeking punitive damages. Class members were prohibited from filing individual lawsuits after 2000 under the court-approved settlement.
(2) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.
(3) Includes as of December 31, 2021, 53 class action lawsuits, 2,795 individual lawsuits and 448 “third party” lawsuits relating to JUUL e-vapor products, which include school districts, state and local government, tribal and healthcare organization lawsuits. JUUL is an additional named defendant in each of these lawsuits. The 53 class action lawsuits include 28 cases in the Northern District of California (“Multidistrict Litigation” or “MDL”) involving plaintiffs whose claims were previously included in other class action complaints but were refiled as separate stand-alone class actions for procedural and other reasons.
(4) Includes as of December 31, 2021, one inactive smoking and health case alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs and two inactive class action lawsuits alleging that use of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of RICO.
International Tobacco-Related Cases: As of January 24, 2022, (i) Altria is named as a defendant in three e-vapor class action lawsuits in Canada; (ii) PM USA is a named defendant in 10 health care cost recovery actions in Canada, eight of which also name Altria as a defendant; and (iii) PM USA and Altria are named as defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement (defined below) between Altria and Philip Morris International Inc. (“PMI”) that provides for indemnities for certain liabilities concerning tobacco products.
Tobacco-Related Cases Set for Trial: As of January 24, 2022, three Engle progeny cases are set for trial through March 31, 2022. In addition, there are no individual smoking and health cases against PM USA set for trial during this period. Trial dates are subject to change and many of the trials were postponed due to the COVID-19 pandemic; however, the courts are reopening and additional trials may be scheduled for the remainder of 2022.
Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 70 tobacco-related cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 45 of the 70 cases. These 45 cases were tried in Alaska (1), California (7), Connecticut (1), Florida (10), Louisiana (1), Massachusetts (5), Mississippi (1), Missouri (4), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2) and West Virginia (2).
Of the 25 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 20 have reached final resolution, and two cases (Gentile and Principe) that were initially returned in favor of plaintiffs were reversed post-trial and remain pending.
See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of verdicts in state and federal Engle progeny cases involving PM USA as of January 24, 2022.
Smoking and Health Litigation
Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of unfair trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
Non-Engle Progeny Litigation: Summarized below are the non-Engle progeny smoking and health cases pending during 2021 in which a verdict was returned in favor of plaintiff and against PM USA. Charts listing certain verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.

Principe: In February 2020, a jury in a Florida state court returned a verdict in favor of plaintiff and against PM USA, awarding approximately $11 million in compensatory damages. There was no claim for punitive damages. PM USA appealed the trial court verdict to the Third District Court of Appeal and, in September 2021, the appellate court reversed the trial court’s decision and found in favor of PM USA. In November 2021, plaintiff moved for a rehearing before the Third District Court of Appeal.
Greene: In September 2019, a jury in a Massachusetts state court returned a verdict in favor of plaintiffs and against PM USA, awarding approximately $10 million in compensatory damages. In May 2020, the court ruled on plaintiffs’ remaining claim and trebled the compensatory damages award to approximately $30 million. In February 2021, the trial court awarded plaintiffs attorneys’ fees and costs in the amount of approximately $2.3 million. In July 2021, following denial of PM USA’s post-trial motions, PM USA appealed the judgment to the Appeals Court of Massachusetts.
Laramie: In August 2019, a jury in a Massachusetts state court returned a verdict in favor of plaintiff and against PM USA, awarding $11 million in compensatory damages and $10 million in punitive damages. PM USA appealed and, in February 2021, the Massachusetts Supreme Judicial Court asserted jurisdiction over the appeal. In September 2021, the Massachusetts Supreme Judicial Court affirmed the trial court award of $21 million in compensatory and punitive damages. PM USA recorded a pre-tax provision of approximately $27.1 million in the third quarter of 2021 and paid $30.3 million (including the judgment and interest) in December 2021.
Gentile: In October 2017, a jury in a Florida state court returned a verdict in favor of plaintiff and against PM USA, awarding approximately $7.1 million in compensatory damages and allocating 75% of the fault to PM USA. PM USA appealed. In September 2019, the Florida Fourth District Court of Appeal reversed the judgment entered by the trial court, granted PM USA judgment on certain claims and remanded for a new trial on the remaining claims. Plaintiff petitioned the Florida Supreme Court for further review, which the court denied in January 2021.
Federal Government’s Lawsuit: See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America health care cost recovery case.
Engle Class Action: In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent.
In August 2006, PM USA and plaintiffs sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In February 2008, the trial court decertified the class.
Pending Engle Progeny Cases: The deadline for filing Engle progeny cases expired in January 2008, at which point a total of approximately 9,300 federal and state claims were pending. As of January 24, 2022, approximately 969 state court cases were pending against PM USA or Altria asserting individual claims by or on behalf of approximately 1,172 state court plaintiffs. Because of a number of factors, including docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates. While the 2015 federal Engle agreement resolved nearly all Engle progeny cases pending in federal court, as of January 24, 2022, two cases were pending against PM USA in federal court representing the cases excluded from that agreement.
Engle Progeny Trial Results: As of January 24, 2022, 137 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Seventy-six verdicts were returned in favor of plaintiffs and seven verdicts (Skolnick, Calloway, Oshinsky-Blacker, McCoy, Mahfuz, Neff and Frogel) that were initially returned in favor of plaintiffs were reversed post-trial or on appeal and remain pending.
Fifty-four verdicts were returned in favor of PM USA, of which 44 were state cases. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 24, 2022. The jury in one case, Garcia, awarded plaintiff compensatory damages and found plaintiff was entitled to punitive damages; however, the court declared a mistrial in the second phase of the trial regarding punitive damages because the jury was unable to determine the amount of the punitive damages. Four verdicts (Pearson, D. Cohen, Collar and Chacon) that were returned in favor of PM USA were subsequently reversed for new trials. Juries in two cases (Reider and Banks) returned zero damages verdicts in favor of PM USA. Juries in two other cases (Weingart and Hancock) returned verdicts against PM USA awarding no damages, but the trial court in each case decided to award plaintiffs damages. One case, Pollari, resulted in a verdict in favor of PM USA following a retrial of an initial verdict returned in favor of plaintiff. Plaintiff and defendants appealed the verdict and the appellate court affirmed the judgment in favor of the defendants. Three cases, Gloger, Rintoul (Caprio) and Duignan, resulted in verdicts in favor of plaintiffs following retrial of initial verdicts returned in favor of plaintiffs. Post-trial appeals are pending in those three cases. Two cases, Freeman and Harris, resulted in an appellate reversal of a jury verdict in favor of plaintiff, and a judgment in favor of PM USA.
The charts below list the verdicts and post-trial developments in certain Engle progeny cases in which verdicts were returned in favor of plaintiffs. The first chart lists cases that are pending as of January 24, 2022 but where PM USA has determined an unfavorable outcome is not probable and the amount of loss cannot be reasonably estimated. The second chart lists cases that have concluded within the previous 12 months. Unless otherwise noted for a particular case, the jury’s award for compensatory damages will not be reduced by any finding of plaintiff’s comparative fault. Further, the damages noted reflect adjustments based on post-trial or appellate rulings. As of January 24, 2022, there are no Engle progeny cases where PM USA has recorded a provision in its consolidated financial statements because PM USA has not determined for any currently pending case that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated.
References below to “R.J. Reynolds,” “Lorillard” and “Liggett Group” are to R.J. Reynolds Tobacco Company, Lorillard Tobacco Company and Liggett Group, LLC, respectively.
Currently Pending Engle Cases with Verdicts Against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (1)	Punitive Damages (PM USA)	Appeal Status
Lipp	September 2021	PM USA	Miami-Dade	$15 million	$28 million	Appeal by defendant to Third District Court of Appeal pending.
Garcia	May 2021	PM USA	Miami-Dade	$6 million	Mistrial	Appeals by plaintiff and defendant to Third District Court of Appeal pending.
Duignan	February 2020 (2)	PM USA and R.J. Reynolds	Pinellas	$3 million	$12 million	Appeal by defendants to Second District Court of Appeal pending.
Cuddihee	January 2020	PM USA	Duval	$3 million	$0	Appeal by defendant to First District Court of Appeal pending.
Rintoul (Caprio)	November 2019 (2)	PM USA and R.J. Reynolds	Broward	$9 million	$74 million	Appeals by plaintiff and defendants to Fourth District Court of Appeal pending.
Gloger	November 2019 (2)	PM USA and R.J. Reynolds	Miami-Dade	$15 million	$11 million	Appeal by defendants to Third District Court of Appeal pending.
McCall	March 2019	PM USA	Broward	<$1 million (<$1 million PM USA)	$0	New trial ordered on punitive damages.
Neff	March 2019	PM USA and R.J. Reynolds	Broward	$4 million	$2 million	Fourth District Court of Appeal reversed the judgment against defendants and remanded for a new trial. Plaintiff’s petition for review to the Florida Supreme Court pending.
Mahfuz	February 2019	PM USA and R.J. Reynolds	Broward	$12 million	$10 million	Fourth District Court of Appeal reversed the judgment against defendants and remanded for a new trial. Plaintiff’s petition for review to the Florida Supreme Court pending.
Holliman	February 2019	PM USA	Miami-Dade	$3 million	$0	Appeal by defendant to Third District Court of Appeal pending.
Chadwell	September 2018	PM USA	Miami-Dade	$2 million	$0	Third District Court of Appeal affirmed the compensatory damages award. PM USA petitioned Florida Supreme Court for review. Case stayed pending Florida Supreme Court decision in Prentice.(3)

(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.
(2) Plaintiff’s verdict following a retrial of an initial verdict in favor of plaintiff.
(3) PM USA is not a defendant in Prentice. Prentice is discussed below in Engle Progeny Appellate Issues.

Currently Pending Engle Cases with Verdicts Against PM USA
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Compensatory Damages (1)	Punitive Damages (PM USA)	Appeal Status
Kaplan	July 2018	PM USA and R.J. Reynolds	Broward	$2 million	$2 million	Fourth District Court of Appeal affirmed the verdict and reaffirmed the verdict on rehearing. Defendants’ petition for review to the Florida Supreme Court pending.
R. Douglas	November 2017	PM USA	Duval	<$1 million	$0	Awaiting entry of final judgment by the trial court.
Sommers	April 2017	PM USA	Miami-Dade	$1 million	$0
Third District Court of Appeal affirmed compensatory damages award and granted new trial on punitive damages. Florida Supreme Court denied PM USA’s petition for review of the Third District Court of Appeal’s decision. PM USA paid approximately $1 million for the compensatory damages award and awaits the new trial on punitive damages. (2)

Cooper (Blackwood)	September 2015	PM USA and R.J. Reynolds	Broward	$5 million (<$1 million PM USA)	$0	Fourth District Court of Appeal affirmed judgment and granted a new trial on punitive damages.
D. Brown	January 2015	PM USA	Federal Court - Middle District of Florida	$8 million	$9 million	Appeal by defendant to U.S. Court of Appeals for the Eleventh Circuit stayed pending Florida Supreme Court decision in Prentice. (3)
(1) PM USA’s portion of the compensatory damages award is noted parenthetically where the court has ruled that comparative fault applies.
(2) Plaintiff was granted an award of approximately $3 million in fees, costs and interest that PM USA appealed. The Florida Third District Court of Appeals affirmed the award and PM USA paid the award amount in March 2021.
(3) PM USA is not a defendant in Prentice. Prentice is discussed below in Engle Progeny Appellate Issues.
Engle Cases Concluded Within Past 12 Months (1)
(rounded to nearest $ million)

Plaintiff	Verdict Date	Defendant(s)	Court	Accrual Date	Payment Amount (if any)	Payment Date
Berger (Cote)	September 2014	PM USA	Federal Court - Middle District of Florida	Fourth quarter of 2018 and first quarter of 2021	$29 million	February 2021
Santoro	March 2017	PM USA, R.J. Reynolds and Liggett Group	Broward	Second quarter of 2020 and first quarter of 2021	$1 million	January 2021
(1) In six cases in which PM USA paid the judgments more than a year ago, Naugle, Gore, M. Brown, Jordan, Theis and Landi, plaintiffs were awarded approximately $8 million, $2 million, $8 million, $4 million, $1 million and $3 million in fees and costs, respectively. PM USA has appealed in all of these cases, except Theis and Landi. In M. Brown, in March 2021 the Florida First District Court of Appeals affirmed the fee award and reversed the pre-judgment interest award and, in April 2021, PM USA paid $8.2 million in satisfaction of the fee award and post-judgment interest. In Jordan, in January 2022, the Florida First District Court of Appeals affirmed the fee award. In Theis, PM USA paid $1 million in satisfaction of fees and costs in May 2021 and, in Landi, PM USA paid approximately $1.5 million in satisfaction of fees, costs and interest in July 2021 (R.J. Reynolds paid approximately $1.5 million of the approximately $3 million award).
Engle Progeny Appellate Issues: Appellate decisions in the following Engle progeny cases may have wide application to other Engle progeny cases:
In Mary Sheffield v. R.J. Reynolds Tobacco Company, an Engle progeny case against R.J. Reynolds only, the Florida Supreme Court resolved a conflict among Florida’s District Courts of Appeal finding that the 1999 amendments to Florida’s punitive damages statute (including its caps and bar on multiple punitive damages awards for the same course of conduct) apply in wrongful death cases where the decedent was injured prior to the October 1, 1999 effective date of the amendments but died from his or her injuries after such effective date.
In Linda Prentice v. R.J. Reynolds Tobacco Company, an Engle progeny case against R.J. Reynolds only, the Florida First District Court of Appeal in January 2020 reversed a judgment in favor of the plaintiff and remanded for a new trial. The court held that the trial court had erred by failing to instruct the jury that in order to prevail on her claim for conspiracy to commit fraudulent concealment, the plaintiff was required to prove that her decedent relied to his detriment on a statement that concealed or omitted material information about the health risks of smoking. That holding conflicts with decisions from the Second, Third, and Fourth District Courts of Appeal,

which have each held that Engle plaintiffs do not need to prove reliance on a statement, and instead can prevail by proving reliance on the Engle defendants’ concealment of information. In August 2020, the Florida Supreme Court accepted jurisdiction in the case. As an alternative ground to approve the First District Court of Appeal’s decision in its favor in Prentice, R.J. Reynolds has asked the Florida Supreme Court to reconsider its prior decisions giving the Engle Phase I findings preclusive effect in Engle progeny cases, as described more fully in the section Engle Class Action above. Oral argument was held before the Florida Supreme Court in June 2021; a decision has not yet been issued.
Florida Bond Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs have been unsuccessful in various challenges to the bond cap statute in Florida state court.
No federal court has yet addressed the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court.
From time to time, legislation has been presented to the Florida legislature that would repeal the bond cap statute; however to date, no legislation repealing the statute has passed.
Other Smoking and Health Class Actions: Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 61 smoking and health class actions involving PM USA in Arkansas (1), California (1), Delaware (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Oregon (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1). See Certain Other Tobacco-Related Litigation below for a discussion of “Lights” and “Ultra Lights” class action cases and medical monitoring class action cases pending against PM USA.
As of January 24, 2022, PM USA and Altria are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. In March 2019, all of these class actions were stayed as a result of three Canadian tobacco manufacturers (none of which is related to Altria or its subsidiaries) seeking protection under Canada’s Companies’ Creditors Arrangement Act (which is similar to Chapter 11 bankruptcy in the U.S.). The companies entered into these proceedings following a Canadian appellate court upholding two smoking and health class action verdicts against those companies totaling approximately CAD $13 billion. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI, which provides for indemnities for certain liabilities concerning tobacco products.
Health Care Cost Recovery Litigation
Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
Although there have been some decisions to the contrary, most judicial decisions in the U.S. have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The U.S. Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five federal circuit courts of appeal.
In addition to the cases brought in the U.S., health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria, in Canada (10 cases), and other entities have stated that they are considering filing such actions.
Since the beginning of 2008, the Canadian Provinces of British Columbia, New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan, Prince Edward Island and Nova Scotia cases. The Nunavut Territory and Northwest Territory have passed legislation permitting similar claims, but lawsuits based on this legislation have not been filed. All of these cases have been stayed pending resolution of proceedings in Canada involving three tobacco manufacturers (none of which are affiliated with Altria or its subsidiaries) under the Companies’

Creditors Arrangement Act discussed above. See Smoking and Health Litigation - Other Smoking and Health Class Actions above for a discussion of these proceedings. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other tobacco product manufacturers entered into the 1998 Master Settlement Agreement (the “MSA”) with 46 states, the District of Columbia and certain U.S. territories to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers or “OPMs” (now PM USA, R.J. Reynolds and, with respect to certain brands, ITG Brands, LLC (“ITG”)) make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the OPMs are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million; these quarterly payments are expected to end in 2024. For the years ended December 31, 2021, 2020 and 2019, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements was approximately $4.3 billion, $4.4 billion and $4.2 billion, respectively. These amounts include PM USA’s estimate of amounts related to NPM Adjustments discussed below.
NPM Adjustment Disputes: The “NPM Adjustment” is a reduction in MSA payments made by the OPMs and those manufacturers that are subsequent signatories to the MSA (collectively, the “participating manufacturers” or “PMs”) that applies if the PMs collectively lose at least a specified level of market share to non-participating manufacturers since 1997, subject to certain conditions and defenses.
The independent auditor (“IA”) appointed under the MSA has calculated that PM USA’s share of the maximum potential NPM Adjustments for 2004-2020 is (exclusive of interest or earnings): $388 million for 2004; $181 million for 2005; $154 million for 2006; $185 million for 2007; $250 million for 2008; $211 million for 2009; $218 million for 2010; $166 million for 2011; $214 million for 2012; $224 million for 2013; $258 million for 2014; $313 million for 2015; $292 million for 2016; $302 million for 2017; $325 million for 2018; $444 million for 2019; and $572 million for 2020. These maximum amounts will be reduced, likely substantially, to reflect the NPM Adjustment settlements discussed below, and potentially for current and future calculation disputes and other developments. In addition, PM USA’s recovery of these amounts, even as reduced, is dependent upon subsequent determinations regarding state-specific defenses and disputes with other PMs.
Settlements of NPM Adjustment Disputes.
▪Multi-State Settlement. By the end of 2018, PM USA entered into a multi-state settlement of NPM Adjustment disputes with a total of 36 MSA states and territories in which PM USA settled the NPM Adjustment disputes through 2022 with 35 of the 36 states, and through 2024 with one state. Pursuant to the multi-state settlement, PM USA received $1.03 billion and expects to receive approximately $320 million in credits to offset PM USA’s MSA payments through 2029.
▪New York Settlement. In 2015, PM USA entered into a separate NPM Adjustment settlement with New York in which PM USA settled the NPM Adjustment disputes with New York in perpetuity. PM USA received $373 million pursuant to the New York settlement and expects to receive annual credits applied against the MSA payments due to New York going forward.
▪Montana Settlement. In 2020, PM USA entered into a separate NPM Adjustment settlement with Montana in which PM USA settled the NPM Adjustment disputes with Montana through 2030. This settlement resulted in a payment by PM USA of $4 million.
Continuing NPM Adjustment Disputes with States That Have Not Settled.
▪2004 NPM Adjustment. The PMs and the 10 states that have not settled the NPM Adjustment disputes are currently arbitrating NPM Adjustment disputes for 2004 in a multi-state arbitration. Hearings for nine of the 10 states have concluded. In September 2021, the arbitration panels issued decisions finding that two states, Missouri and Washington, were not diligent in their enforcement of their escrow statutes in 2004 and, therefore, are subject to the NPM adjustment for 2004. The arbitration panels further found that the remaining seven states were diligent in their enforcement and, therefore, are not subject to the NPM adjustment for 2004. The hearing for one remaining state is currently scheduled for February 2022. The two states determined by the arbitration panel to be non-diligent have filed motions in applicable state courts and with the arbitration panels challenging these determinations and several issues remain to be resolved by the arbitration panels that will affect the final amount of the 2004 NPM adjustment PM USA and other PMs will receive. PM USA recorded $21 million as a reduction to cost of sales in the third quarter of 2021 for its estimate of the minimum amount of the 2004 NPM adjustment it will receive. PM USA estimates it is entitled to interest of approximately $23 million in connection with the 2004 NPM adjustment, which it recorded as interest income in the third quarter of 2021.
▪2005-2007 NPM Adjustments. The PMs and the 10 states that have not settled the NPM Adjustment disputes are currently arbitrating NPM Adjustment disputes before a single arbitration panel. The arbitration encompasses three years, 2005-2007, for nine of the 10 states, and one year, 2005, for one state. As of January 24, 2022, no decisions have resulted from the arbitration.
▪Subsequent Years. No assurance can be given as to when proceedings for 2008 and subsequent years will be scheduled or the precise form those proceedings will take.

Other Disputes Under the State Settlement Agreements: The payment obligations of the tobacco product manufacturers that are parties to the State Settlement Agreements, as well as the allocations of any NPM Adjustments and related settlements, have been and may continue to be affected by R.J. Reynolds’s acquisition of Lorillard in 2015 and its related sale of certain cigarette brands to ITG (the “ITG transferred brands”). PM USA filed motions to enforce the State Settlement Agreements in Florida, Minnesota, Texas and Mississippi in connection with various positions that R.J. Reynolds and ITG took with regard to the ITG transferred brands. After various court decisions in each of those states that were favorable to PM USA, those motions to enforce have now been resolved either through settlement or exhaustion of appeals. Despite these resolutions, PM USA continues to dispute the accuracy of certain submissions made by R.J. Reynolds and ITG concerning the calculation of certain payments relating to the ITG transferred brands and may pursue such claims.
In December 2019, the State of Mississippi filed a motion in Mississippi state court seeking to enforce the Mississippi State Settlement Agreement against PM USA, R.J. Reynolds and ITG concerning the tax rates used in the annual calculation of the net operating profit adjustment payments starting in 2018. The Mississippi state court held a hearing in October 2021 and has not yet issued a decision.
In January 2021, PM USA and other PMs reached an agreement with several MSA states to waive the PMs’ claim under the most favored nation provision of the MSA in connection with a settlement between those MSA states and a non-participating manufacturer, S&M Brands, Inc. (“S&M Brands”), under which the states released certain claims against S&M Brands in exchange for receiving a portion of the funds S&M Brands deposited into escrow accounts in those states pursuant to the states’ escrow statutes. In consideration for waiving its most favored nation claim, PM USA received approximately $32 million from the escrow funds paid to those MSA states under their settlement with S&M Brands. These funds were received in January 2021 and were recorded in Altria’s consolidated statement of earnings for the first quarter of 2021 as a reduction to cost of sales.
Federal Government’s Lawsuit: In 1999, the United States government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria, asserting claims under three federal statutes. The case ultimately proceeded only under the civil provisions of RICO. In August 2006, the district court held that certain defendants, including Altria and PM USA, violated RICO and engaged in seven of the eight “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:
▪defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;
▪defendants hid from the public that cigarette smoking and nicotine are addictive;
▪defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;
▪defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;
▪defendants falsely denied that they intentionally marketed to youth;
▪defendants publicly and falsely denied that ETS is hazardous to non-smokers; and
▪defendants suppressed scientific research.
The court did not impose monetary penalties on defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes;” (iv) an injunction against conveying any express or implied health message or health descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to ETS; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until the third quarter of 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the FTC for a period of 10 years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the U.S.; and (ix) payment of the government’s costs in bringing the action.
Following several years of appeals relating to the content of the corrective statements remedy described above, in October 2017, the district court approved the parties’ proposed consent order implementing corrective statements in newspapers and on television. The corrective statements began appearing in newspapers and on television in the fourth quarter of 2017. In April 2018, the parties reached agreement on the implementation details of the corrective statements on websites and onserts. The corrective statements began appearing on websites in the second quarter of 2018 and the onserts began appearing in the fourth quarter of 2018.

In 2014 and 2019, Altria and PM USA recorded provisions totaling approximately $36 million for the estimated costs of implementing the corrective communications remedy.
The requirements related to corrective statements at point-of-sale remain outstanding. In May 2014, the district court ordered further briefing on the issue, which was completed in June 2014. In May 2018, the parties submitted a joint status report and additional briefing on point-of-sale signage to the district court. In May 2019, the district court ordered a hearing on the point-of-sale signage issue. The hearing is currently scheduled for June 2022.
In June 2020, the United States government filed a motion with the district court asking for clarification as to whether the court-ordered injunction that applies to cigarettes also applies to HeatSticks, a heated tobacco product used with the IQOS electronic device. In August 2020, Altria and PM USA filed an opposition to the government’s motion and, in the alternative, a motion to modify the injunction to make clear it does not apply to HeatSticks. Regardless of the district court’s decisions on the pending motions, the government has indicated it will not oppose a modification to the injunction that permits PM USA to use the Modified Risk Tobacco Product claim authorized by the United States Food and Drug Administration for HeatSticks.
E-vapor Product Litigation
As of January 24, 2022, Altria and/or its subsidiaries, including PM USA, are defendants in 53 class action lawsuits relating to JUUL e-vapor products. JUUL is an additional named defendant in each of these lawsuits. The theories of recovery include violation of RICO, fraud, failure to warn, design defect, negligence and unfair trade practices. Plaintiffs seek various remedies, including compensatory and punitive damages and an injunction prohibiting product sales. The 53 class action lawsuits include 28 cases involving plaintiffs whose claims were previously included in other class action complaints but were refiled as separate stand-alone class actions for procedural and other reasons. Three of the class action lawsuits are pending in Canada.
Altria and/or its subsidiaries, including PM USA, also have been named as defendants in other lawsuits involving JUUL e-vapor products, including 2,851 individual lawsuits and 483 “third party” lawsuits, which include school districts, state and local governments and tribal and healthcare organization lawsuits. JUUL is an additional named defendant in each of these lawsuits.
The majority of the individual and class action lawsuits mentioned above were filed in federal court. In October 2019, the U.S. Judicial Panel on Multidistrict Litigation ordered the coordination or consolidation of these lawsuits in the U.S. District Court for the Northern District of California for pretrial purposes.
Altria and its subsidiaries filed motions to dismiss certain claims in the class action and school district cases, including the federal RICO claim. In October 2020, the U.S. District Court for the Northern District of California granted the motion to dismiss the RICO class action claim without prejudice. Although it otherwise denied the motion, the court found that plaintiffs had not sufficiently alleged standing or causation with respect to their claim under California law. The court also granted the motion to dismiss the RICO claim in the cases filed by various school districts, but denied the motion in all other respects. The court gave plaintiffs the opportunity to amend their complaints to attempt to cure the deficiencies the court identified and plaintiffs filed their amended complaints in November 2020. In January 2021, Altria and its subsidiaries filed a renewed motion to dismiss the RICO claim, which the court denied in April 2021. In July 2021, the court set dates for the first four cases to be tried in 2022, with the first case commencing in April 2022.
An additional group of cases is pending in California state courts. In January 2020, the Judicial Council of California determined that this group of cases was appropriate for coordination and assigned the group to the Superior Court of California, Los Angeles County, for pretrial purposes.
JUUL also is named in a significant number of additional individual and class action lawsuits to which neither Altria nor any of its subsidiaries is currently named.
Three of the “third party” lawsuits noted above against Altria and/or its subsidiaries and JUUL, as an additional named defendant, were initiated, individually, by the attorneys general of Alaska, Hawaii and Minnesota alleging violations of state consumer protection and other similar laws. Altria filed motions to dismiss each of these three lawsuits and the motions were denied in the lawsuits from the attorneys general of Hawaii and Minnesota in May 2021 and June 2021, respectively. With respect to the lawsuit from the attorney general of Alaska, as of January 24, 2022, the court has yet to rule on the motion. JUUL is also named in other attorneys general lawsuits to which neither Altria nor any of its subsidiaries is currently named. JUUL settled two such lawsuits by agreeing to pay approximately $40 million in one case and $14.5 million in the second. In addition, in both cases, JUUL agreed to certain restrictions on its sales and marketing activities.
IQOS Litigation
In April 2020, RAI Strategic Holdings, Inc. and R.J. Reynolds Vapor Co., which are affiliates of R.J. Reynolds, filed a lawsuit against Altria, PM USA, Altria Client Services LLC, PMI and its affiliate, Philip Morris Products S.A., in the U.S. District Court for the Eastern District of Virginia. The lawsuit asserts claims of patent infringement based on the sale of the IQOS electronic device and HeatSticks in the United States. Plaintiffs seek various remedies, including preliminary and permanent injunctive relief, treble damages and attorneys’ fees. Altria and PMI have been dismissed from the lawsuit. In June 2020, the remaining defendants filed a motion to dismiss certain of plaintiffs’ claims and also filed counterclaims against the plaintiffs for infringement of various patents owned by the remaining defendants. The case was stayed in December 2020 due to the COVID-19 pandemic; however, the stay was lifted with respect to defendants’ counterclaims in February 2021. As of January 24, 2022, the court had not set a trial date.
Also in April 2020, a related patent infringement action was filed against the same defendants by the same plaintiffs, as well as R.J. Reynolds, with the United States International Trade Commission (“ITC”), but the remedies sought included a prohibition on the importation of the IQOS electronic device, HeatSticks and component parts into the United States and on the sale of any such products previously imported into the United States. No damages are recoverable in the proceedings before the ITC. In September 2021, the ITC issued a limited exclusion order barring the importation of the IQOS electronic device, HeatSticks and the infringing components into the United States and a cease and desist order barring domestic sales, marketing and distribution of these imported products. The orders became effective on November 29, 2021. Consequently, PM USA removed the IQOS electronic device and HeatSticks from the marketplace. In December 2021, defendants appealed the orders to the U.S. Court of Appeals for the Federal Circuit and, in January 2022, the court denied defendants’ motion to stay the orders pending the conclusion of the appeal.
An additional unrelated patent infringement case regarding the IQOS electronic device was filed in November 2020 in the U.S. District Court for the Northern District of Georgia against PM USA and Philip Morris Products S.A. seeking damages and equitable relief. In February 2021, defendants filed a motion to dismiss the lawsuit, which the court granted in July 2021. In December 2021, the U.S. District Court denied plaintiff’s motion to amend the complaint and plaintiff appealed this ruling to the U.S. Court of Appeals for the Federal Circuit.
Antitrust Litigation
In April 2020, the FTC issued an administrative complaint against Altria and JUUL alleging that Altria’s 35% investment in JUUL and the associated agreements constitute an unreasonable restraint of trade in violation of Section 1 of the Sherman Antitrust Act of 1890 (“Sherman Act”) and Section 5 of the Federal Trade Commission Act of 1914, and substantially lessened competition in violation of Section 7 of the Clayton Antitrust Act (“Clayton Act”). If the FTC’s challenge is successful, the FTC may order a broad range of remedies, including divestiture of Altria’s minority investment in JUUL, rescission of the transaction and all associated agreements, a requirement of FTC approval of future agreements related to the development, manufacture, distribution or sale of e-vapor products and prohibition against any officer or director of either Altria or JUUL serving on the other party’s board of directors or attending meetings of the other party’s board of directors. The administrative trial was held before an FTC administrative law judge in June 2021. The post-trial briefing was completed in October 2021. The administrative law judge’s decision is subject to review by the FTC on its own motion or at the request of any party. The FTC then issues its ruling, which may be appealed to any U.S. Court of Appeals.
Also as of January 24, 2022, 17 putative class action lawsuits have been filed against Altria and JUUL in the U.S. District Court for the Northern District of California. The lawsuits initially named, in addition to the two companies, certain senior executives and certain members of the board of directors of both companies as defendants; however, those individuals currently or formerly affiliated with Altria were later dismissed. In November 2020 these lawsuits were consolidated into three complaints (one on behalf of direct purchasers, one on behalf of indirect purchasers and one on behalf of indirect resellers). The consolidated lawsuits, as amended, cite the FTC administrative complaint and allege that Altria and JUUL violated Sections 1, 2 and/or 3 of the Sherman Act and Section 7 of the Clayton Act and various state antitrust, consumer protection and unjust enrichment laws by restraining trade and/or substantially lessening competition in the U.S. closed-system electronic cigarette market. Plaintiffs seek various remedies, including treble damages, attorneys’ fees, a declaration that the agreements between Altria and JUUL are invalid, divestiture of Altria’s minority investment in JUUL and rescission of the transaction. Altria filed a motion to dismiss these lawsuits in January 2021. In August 2021, the U.S. District Court for the Northern District of California denied Altria’s motion to dismiss except with respect to plaintiffs’ claims for injunctive and equitable relief. However, plaintiffs were granted the opportunity to replead such claims by the trial court, which plaintiffs did in September 2021. In January 2022, the trial court ordered that the direct-purchaser plaintiffs’ claims be sent to arbitration pursuant to an arbitration provision in JUUL’s online purchase agreement.
In November 2020, Altria exercised its rights to convert its non-voting JUUL shares to voting shares. However, pending the outcome of the FTC administrative complaint, Altria currently does not intend to exercise its additional governance rights obtained upon the conversion, including the right to elect directors to JUUL’s board or to vote its JUUL shares other than as a passive investor. For further discussion of Altria’s rights in the event of share conversion, see Note 6. Investments in Equity Securities - Investment in JUUL.
Shareholder Class Action and Shareholder Derivative Lawsuits
Shareholder Class Action: In October and December 2019, two purported Altria shareholders filed putative class action lawsuits against Altria, Howard A. Willard III, Altria’s former Chairman and Chief Executive Officer, and William F. Gifford, Jr., Altria’s former Vice Chairman and Chief Financial Officer and current Chief Executive Officer, in the U.S. District Court for the Eastern District of New York. In December 2019, the court consolidated the two lawsuits into a single proceeding. The consolidated lawsuit was subsequently transferred to the U.S. District Court for the Eastern District of Virginia. The lawsuit asserts claims under Sections 10(b) and 20(a) and under Rule 10b-5 of the Exchange Act. In April 2020, JUUL, its founders and some of its current and former executives were added to the lawsuit. The claims allege false and misleading statements and omissions relating to Altria’s investment in JUUL. Plaintiffs seek various remedies, including damages and attorneys’ fees. In July 2020, the defendants filed motions to dismiss plaintiffs’ claims, which the district court denied in March 2021. In the fourth quarter of 2021, plaintiffs and defendants agreed upon a class action settlement under which, among other things, (i) all claims asserted against Altria and the other named defendants are resolved without any liability or wrongdoing attributed to them personally or to Altria and (ii) Altria will pay the class an aggregate amount of $90 million, which amount includes attorneys’ fees. The class is defined to include persons and entities who purchased or otherwise acquired share of Altria between October 25, 2018 through April 2, 2020, subject to certain exclusions. The trial court preliminarily approved the settlement in December 2021; however, the settlement is subject to final approval by the trial court and other customary conditions. Altria recorded pre-tax provisions totaling $90 million in 2021 and, in January 2022, paid $90 million to plaintiffs’ escrow account.
Federal Shareholder Derivative Lawsuits: In August 2020, two purported Altria shareholders filed separate derivative lawsuits in the U.S. District Court for the Northern District of California on behalf of themselves and Altria, against Mr. Willard, Mr. Gifford, JUUL and certain of its executives and officers. These derivative lawsuits relate to Altria’s investment in JUUL, and assert claims of breach of fiduciary duty by the Altria defendants and aiding and abetting in that alleged breach of fiduciary duty by the remaining defendants. In March 2021, the U.S. District Court for the Northern District of California granted defendants’ motion to transfer both lawsuits to the U.S. District Court for the Eastern District of Virginia. Three additional federal derivative lawsuits were filed in October 2020, January 2021 and March 2021, respectively, in the U.S. District Court for the Eastern District of Virginia against Mr. Willard, Mr. Gifford, Mr. Crosthwaite, certain members of Altria’s Board of Directors, JUUL, its founders and some of its current and former executives. These suits assert various claims, including breach of fiduciary duty, unjust enrichment, waste of corporate assets and violations of certain federal securities laws. The remedies sought in these lawsuits include damages, disgorgement of profits, reformation of Altria’s corporate governance and internal procedures, and attorneys’ fees. In April 2021, the court consolidated the five cases pending in the Eastern District of Virginia into a single case.
State Shareholder Derivative Lawsuits: Six derivative lawsuits have been filed in Virginia state courts against Mr. Willard, Mr. Gifford, Mr. Crosthwaite (Altria’s former Chief Growth Officer and JUUL’s current Chief Executive Officer), certain members of Altria’s Board of Directors, JUUL, its founders and some of its current and former executives. The lawsuits were filed in September 2020, May 2021, June 2021, July 2021, August 2021 and August 2021, respectively. The lawsuits assert various claims, including breach of fiduciary duty, and seek remedies similar to those sought by plaintiffs in the cases pending in federal court in the Eastern District of Virginia. In July 2021 and September 2021, the court consolidated the first four of these state derivative cases into a single consolidated case.
Certain Other Tobacco-Related Litigation
“Lights/Ultra Lights” Cases and Other Smoking and Health Class Actions: Plaintiffs have sought certification of their cases as class actions, alleging among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and have sought injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria or its other subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. Twenty-one state courts in 23 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA. As of January 24, 2022, two “Lights/Ultra Lights” class actions are pending in U.S. state court. Neither case is active.
As of January 24, 2022, one smoking and health case alleging personal injury or seeking court-supervised programs or ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, is pending in a U.S. state court. The case is currently inactive.
UST Litigation: UST and/or its tobacco subsidiaries have been named in a number of individual tobacco and health lawsuits over time. Plaintiffs’ allegations of liability in these cases have been based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs have typically sought various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases include lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. As of January 24, 2022, there is no case pending against UST and/or its tobacco subsidiaries.
Environmental Regulation
Altria and its subsidiaries (and former subsidiaries) are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the U.S.: the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Subsidiaries (and former subsidiaries) of Altria are involved in several matters subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. Altria’s subsidiaries expect to continue to make capital and other expenditures in connection with environmental laws and regulations.

Altria provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that subsidiaries of Altria may undertake in the future. In the opinion of management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria’s consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, certain subsidiaries of Altria have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2021, Altria and certain of its subsidiaries (i) had $48 million of unused letters of credit obtained in the ordinary course of business and (ii) were contingently liable for guarantees related to their own performance, including $19 million for surety bonds recorded on its consolidated balance sheet. In addition, from time to time, subsidiaries of Altria issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on Altria’s liquidity.
Under the terms of a distribution agreement between Altria and PMI (the “Distribution Agreement”), entered into as a result of Altria’s 2008 spin-off of its former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria does not have a related liability recorded on its consolidated balance sheet at December 31, 2021 as the fair value of this indemnification is insignificant. PMI has agreed not to seek indemnification with respect to the IQOS patent litigation discussed above under IQOS Litigation, excluding the patent infringement case filed with the U.S. District Court for the Northern District of Georgia.
PM USA has issued guarantees relating to Altria’s obligations under its outstanding debt securities, borrowings under its $3.0 billion Credit Agreement and amounts outstanding under its commercial paper program. For further discussion, see Note 9. Long-Term Debt.